Filed pursuant to Rule: 424(b)(5)
Registration Number: 333-122091

Prospectus supplement
(To prospectus dated January 25, 2005)

2,861,200 shares

Common stock

We are selling 1,000,000 shares of common stock, and the selling stockholder is selling 1,861,200 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “HZO.” On February 16, 2005, the last reported sale price for our common stock as reported by the New York Stock Exchange was $32.96 per share.

	Per share	Total

Public offering price	$32.75	$93,704,300
Underwriting discounts and commissions	$1.6375	$4,685,215
Proceeds to MarineMax, Inc., before expenses	$31.1125	$31,112,500
Proceeds to the selling stockholder, before expenses	$31.1125	$57,906,585

We have granted the underwriters an option for a period of 30 days to purchase up to 429,000 additional shares of our common stock on the same terms and conditions set forth above to cover overallotments, if any.

The underwriters expect to deliver the shares of common stock to investors on or about February 23, 2005.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

JPMorgan

RAYMOND JAMES

February 16, 2005

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein. We have not, and the selling stockholder has not, authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein. We and the selling stockholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

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About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC that utilizes a “shelf” registration process. Under the shelf registration process, we and the selling stockholder may sell up to 1,500,000 and 1,861,200 shares, respectively, of our common stock, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering and certain other information. Both this prospectus supplement and the accompanying prospectus include important information about us and the selling stockholder, the common stock being offered, and other information you should know before investing in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholder have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the accompanying prospectus. We and the selling stockholder are offering to sell, and are seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons that come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to those jurisdictions.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where you can obtain additional information” on page S-74 of this prospectus supplement before investing in our common stock. This prospectus supplement adds to, updates, and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the information incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement.

Forward-looking statements

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs, and our assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk factors” and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement.

S-ii

Prospectus summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully, especially the risks of investing in our common stock discussed under “Risk factors” on pages S-10 through S-23, and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein, before making an investment decision.

Our company

We are the largest recreational boat dealer in the United States. Through 68 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas, and Utah, we sell new and used recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, yachts, and mega-yachts), ski boats, and fishing boats, with a focus on premium brands in each segment. We also sell related marine products, including engines, trailers, parts, and accessories. In addition, we arrange related boat financing, insurance, and extended service contracts; provide repair and maintenance services; offer boat and yacht brokerage services; and, where available, offer slip and storage accommodations.

We are the nation’s largest retailer of Sea Ray, Hatteras, Meridian, and Boston Whaler recreational boats and yachts, all of which are manufactured by Brunswick Corporation. Sales of new Brunswick boats accounted for approximately 60% of our revenue in fiscal 2004. Brunswick is the world’s largest manufacturer of pleasure boats and marine engines. We believe our sales represented in excess of 10% of all Brunswick marine sales, including approximately 34% of its new Sea Ray boat sales, during our 2004 fiscal year. Through operating subsidiaries, we are a party to dealer agreements with Brunswick covering Sea Ray products and we operate as the exclusive dealer of Sea Ray boats in our geographic markets.

We are the exclusive dealer for Italy-based Ferretti Group for Ferretti Yachts, Pershing, Riva, Apreamare, Mochi Craft, Custom Line, and CRN mega-yachts, yachts, and other recreational boats for the United States, Canada, and the Bahamas. We also are the exclusive dealer for Bertram in the United States (excluding the Florida peninsula and certain portions of New England), Canada, and the Bahamas.

We commenced operations as a result of the March 1, 1998 acquisition of five previously independent recreational boat dealers. Since that time, we have acquired 18 additional previously independent recreational boat dealers, two boat brokerage operations, and a full-service yacht repair operation. We capitalize on the experience and success of the acquired companies in order to establish a new national standard of customer service and responsiveness in the highly fragmented retail boating industry. As a result of our emphasis on premium brand boats, our average selling price for a new boat in fiscal 2004 was approximately $89,000 compared with the industry average selling price of approximately $30,000 based on industry data published by the National Marine Manufacturers Association. Our stores that were open during all of fiscal 2004 averaged approximately $12.8 million in annual sales in that period. We consider a store to be one or more retail locations that are adjacent or operate as one entity. For the fiscal year ended September 30, 2004, we had revenue of approximately $762.0 million, operating income of approximately $48.9 million, and net income of approximately $26.3 million.

Our same-store sales increased approximately 21% in fiscal 2004 and have averaged approximately 8% for the last five years, including a decline of 9% in fiscal 2001.

We adopt the best practices developed by us and our acquired companies as appropriate to enhance our ability to attract more customers, foster an overall enjoyable boating experience, and offer boat manufacturers stable and professional retail distribution and a broad geographic presence. We believe that our full range of services, no-haggle sales approach, prime retail locations, premium product offerings, extensive facilities, strong management and team members, and emphasis on customer service and satisfaction before and after a boat sale are competitive advantages that enable us to be more responsive to the needs of existing and prospective customers.

The U.S. recreational boating industry generated approximately $30.0 billion in retail sales in calendar 2003, including sales of new and used boats; marine products, such as engines, trailers, equipment, and accessories; and related expenditures, such as fuel, insurance, docking, storage, and repairs. Retail sales of new and used boats, engines, trailers, and accessories accounted for approximately $23.5 billion of these sales in 2003 based on industry data from the National Marine Manufacturers Association. The highly fragmented retail boating industry generally consists of small dealers that operate in a single market and provide varying degrees of merchandising, professional management, and customer service. We believe that many small dealers are finding it increasingly difficult to make the managerial and capital commitments necessary to achieve higher customer service levels and upgrade systems and facilities as required by boat manufacturers and demanded by customers. We also believe that many dealers lack an exit strategy for their owners. We believe these factors contribute to our opportunity.

Strategy

Our goal is to enhance our position as the nation’s leading recreational boat dealer. Key elements of our operating and growth strategy include the following:

• emphasizing customer satisfaction and loyalty by creating an overall enjoyable boating experience beginning with a negotiation-free purchase process, superior customer service, and premier facilities;

• implementing the “best practices” developed by us and our acquired dealers as appropriate throughout our dealerships;

• achieving efficiencies and synergies among our operations to enhance internal growth and profitability;

• emphasizing employee training and development;

• offering additional products and services, including those involving higher profit margins;

• pursuing strategic acquisitions to capitalize upon the significant consolidation opportunities in the highly fragmented recreational boat dealer industry by acquiring additional dealers and related operations and improving their performance and profitability through the implementation of our operating strategies;

• opening additional retail facilities in our existing and new territories;

• expanding our Internet retail operations and marketing;

• promoting national brand name recognition and the MarineMax connection;

• operating with a decentralized approach to the operational management of our dealerships; and

• utilizing technology throughout operations, which facilitates the interchange of information and enhances cross-selling opportunities throughout our company.

Development of our company; expansion of business

MarineMax was founded in January 1998. MarineMax itself, however, conducted no operations until the acquisition of five independent recreational boat dealers on March 1, 1998. We completed our initial public offering in June 1998. Since the initial acquisitions in March 1998, we have acquired 18 additional recreational boat dealers, two boat brokerage operations, and a full-service yacht repair operation. Each of our acquired dealers is continuing its operations under the MarineMax name as a wholly owned operating subsidiary of our company.

We continually attempt to expand our business by providing a full range of services, offering extensive and high-quality product lines, maintaining prime retail locations, pursuing the MarineMax Value Price sales approach, and emphasizing the highest level of customer service and customer satisfaction.

We also evaluate opportunities to expand our operations by acquiring recreational boat dealers to expand our geographic scope; expanding our product lines; opening new retail locations within our existing territories; and providing new products and services for our customers.

Acquisitions of additional recreational boat dealers represent an important strategy in our goal to enhance our position as the nation’s leading retailer of recreational boats. The following table sets forth information regarding the businesses that we have acquired and their geographic regions.

Acquired companies	Acquisition date	Geographic region

Bassett Boat Company of Florida	March 1998	Southeast Florida
Louis DelHomme Marine	March 1998	Dallas and Houston, Texas
Gulfwind USA, Inc.	March 1998	West Central, Florida
Gulfwind South, Inc.	March 1998	Southwest Florida
Harrison’s Boat Center, Inc. and Harrison’s Marine Centers of Arizona, Inc.	March 1998	Northern California and Arizona
Stovall Marine, Inc.	April 1998	Georgia
Cochran’s Marine, Inc. and C & N Marine Corporation	July 1998	Minnesota
Sea Ray of North Carolina, Inc.	July 1998	North and South Carolina
Brevard Boat Company	September 1998	East Central Florida
Sea Ray of Las Vegas	September 1998	Nevada
Treasure Cove Marina, Inc.	September 1998	Northern Ohio
Woods & Oviatt, Inc.	October 1998	Southeast Florida
Boating World	February 1999	Dallas, Texas
Merit Marine, Inc.	March 1999	Southern New Jersey
Suburban Boatworks, Inc.	April 1999	Central New Jersey

Acquired companies	Acquisition date	Geographic region

Hansen Marine, Inc.	August 1999	Northeast Florida
Duce Marine, Inc.	December 1999	Utah
Clark’s Landing, Inc. (selected New Jersey locations and operations)	April 2000	Northern New Jersey
Associated Marine Technologies, Inc.	January 2001	Southeast Florida
Gulfwind Marine Partners, Inc.	April 2002	West Florida
Seaside Marine, Inc.	July 2002	Southern California
Sundance Marine, Inc.	June 2003	Colorado
Killinger Marine Center, Inc. and Killinger Marine Center of Alabama, Inc.	September 2003	Northwest Florida and Alabama
Emarine International, Inc. and Steven Myers, Inc.	October 2003	Southeast Florida
Imperial Marine	June 2004	Baltimore, Maryland
Port Jacksonville Marine	June 2004	Northeast Florida

Apart from acquisitions, we have opened 14 new retail locations in existing territories, excluding those opened on a temporary basis for a specific purpose. We also monitor the performance of our retail locations and close retail locations that do not meet our expectations. Based on these factors, we have closed nine retail locations since March 1998, excluding those opened on a temporary basis for a specific purpose.

As a part of our acquisition strategy, we frequently engage in discussions with various recreational boat dealers regarding their potential acquisition by us. In connection with these discussions, we and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time, grants us an option to purchase the prospective dealer for a designated price during a specific time, and agrees to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information and converting its accounting system to the system specified by us. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated.

In addition to acquiring recreational boat dealers and opening new retail locations, we also add new product lines to expand our operations. The following table sets forth various product lines that we have added to our existing locations:

Product line	Fiscal year	Geographic regions

Boston Whaler	1997	West Central Florida; Stuart, Florida; Dallas, Texas
Hatteras Yachts	1999	Florida (excluding the Florida panhandle) and distribution rights for products over 82 feet for North and South America, the Caribbean, and the Bahamas
Boston Whaler	1999	Ohio
Boston Whaler	2000	North Palm Beach, Florida
Baja	2001	Houston, Texas and Las Vegas, Nevada
MB Sports	2001	Northern California, Arizona, Nevada, Utah, and Texas
Meridian Yachts	2002	Florida, Georgia, North and South Carolina, New Jersey, Ohio, Minnesota, Texas, and Delaware
Tracker Marine	2002	Minnesota, Georgia, and Ohio
Grady White	2002	Houston, Texas
Hatteras Yachts	2002	Texas
Boston Whaler	2004	North and South Carolina
Century	2004	North and South Carolina
Ferretti Yachts, Pershing, Riva, Apreamare, Mochi Craft, Custom Line, and CRN	2004	United States, Canada, and the Bahamas
Bertram	2004	United States (excluding the Florida peninsula and portions of New England), Canada, and the Bahamas
Princecraft	2004	California, Delaware, Georgia, Maryland, Minnesota, New Jersey, Ohio, and Texas
Baja	2005	Dallas, Texas

As we add a brand, we believe we are offering a migration for our existing customer base or filling a gap in our product offerings. As a result, we do not believe that new product offerings will compete with or cannibalize the business generated from our other prominent brands.

We plan to continue to expand our business through acquisitions in new geographical territories, new store openings in existing territories, and new product lines. In addition, we plan to continue to expand other services, including conducting used boat sales; offering yacht and boat brokerage services; offering our customers the ability to finance new or used boats; offering extended service contracts; arranging insurance coverage, including boat property, credit-life, accident, disability, and casualty coverage; selling related marine products, including engines, trailers, parks, and accessories; providing maintenance and repair services at our retail locations and at stand-alone service facilities, including our full-service yacht repair facility in Southeast Florida; and expanding our ability to provide slip and storage accommodations.

We maintain our executive offices at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764, and our telephone number is (727) 531-1700. We were incorporated in the state of Delaware in January 1998. Unless the context otherwise requires, all references to “MarineMax” mean MarineMax, Inc. prior to its acquisition of five previously independent recreational boat dealers in March 1998 (including their related real estate companies) and all references to the “Company,” “our company,” “we,” “us,” and “our” mean, as a combined company, MarineMax, Inc. and the 18 recreational boat dealers, two boat brokerage operations, and one full-service yacht repair operation acquired to date (the “acquired dealers,” and together with the brokerage and repair operations, “operating subsidiaries” or the “acquired companies”).

The offering

Common stock offered by MarineMax, Inc.: 1,000,000 shares

Common stock offered by the selling stockholder: 1,861,200 shares
Common stock to be outstanding after this offering: 16,949,329 shares

Use of proceeds

We estimate that the net proceeds to us from the offering after our expenses will be approximately $30.9 million, assuming no exercise by the underwriters of their overallotment option. We intend to use the net proceeds of this offering for general corporate purposes. Pending utilization of the net proceeds, we intend to use the net proceeds to repay short-term indebtedness under our credit facility. We will not receive any proceeds from the sale of shares by the selling stockholder. See “Use of proceeds.”

Risk factors

See “Risk factors” on page S-10 for a discussion of factors you should carefully consider before deciding whether to purchase our common stock.

New York Stock Exchange symbol: HZO

The number of shares of our common stock to be outstanding after this offering reflected above is based on the number of shares outstanding as of December 31, 2004, and does not include the following:

• 2,509,385 shares of our common stock issuable upon exercise of stock options granted under our 1998 incentive stock plan;

• an additional 680,481 shares of our common stock available for future issuance under our 1998 incentive stock plan;

• 388,921 shares of our common stock reserved for issuance under our 1998 employee stock purchase plan; and

• up to 429,000 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their overallotment option.

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

Summary consolidated financial data

The following table contains certain financial and operating data and is qualified by the more detailed consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data as of September 30, 2002, 2003, and 2004 and the statement of operations data for the fiscal years ended September 30, 2002, 2003, and 2004 were derived from the consolidated financial statements and notes thereto that have been audited by Ernst & Young LLP, an independent registered certified public accounting firm. The balance sheet data as of September 30, 2000 and 2001 and the statements of operations data for the fiscal years ended September 30, 2000 and 2001 were derived from the consolidated financial statements and notes thereto that were audited by Arthur Andersen LLP, independent certified public accountants. The financial data for the three months ended December 31, 2003 and 2004 are derived from financial statements that are unaudited. The financial data shown below should be read in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus and “Management’s discussion and analysis of financial condition and results of operations.”

						Three Months Ended
	Fiscal Year Ended September 30,					December 31,
(Amounts in thousands, except
share and per share data)	2000	2001	2002	2003	2004	2003	2004

Statement of operations data:
Revenue	$550,654	$504,071	$540,716	$607,501	$762,009	$156,659	$184,188
Cost of sales	419,080	383,984	416,137	459,729	573,616	121,559	140,064

Gross profit	131,574	120,087	124,579	147,772	188,393	35,100	44,124
Selling, general, and administrative expenses	92,520	92,734	95,567	113,299	139,470	30,015	37,140

Income from operations	39,054	27,353	29,012	34,473	48,923	5,085	6,984
Interest expense	4,127	2,396	1,264	2,471	6,499	1,459	2,384

Income before tax provision	34,927	24,957	27,748	32,002	42,424	3,626	4,600
Tax provision	13,534	9,608	10,683	12,321	16,126	1,396	1,771

Net income	$21,393	$15,349	$17,065	$19,681	$26,298	$2,230	$2,829

Net income per share:
Diluted	$1.41	$1.01	$1.10	$1.26	$1.58	$0.14	$0.17

Weighted average number of shares:
Diluted	15,204,182	15,238,719	15,540,973	15,671,470	16,666,107	16,280,368	16,959,020

						Three Months Ended
	Fiscal Year Ended September 30,					December 31,
(Amounts in thousands, except
share and per share data)	2000	2001	2002	2003	2004	2003	2004

Other data:
Number of retail locations(1)	52	53	59	65	67	66	67
Sales per store(2)(3)	$14,056	$12,382	$12,273	$11,900	$12,831	$2,828	$3,093
Same-store sales growth(3)(4)	20%	(9)%	3%	6%	21%	56%	17%

	September 30,					December 31,

	2000	2001	2002	2003	2004	2003	2004

Balance sheet data:
Working capital	$40,853	$47,447	$55,426	$67,003	$88,013	$66,719	$90,632
Total assets	231,330	264,490	301,146	329,155	474,359	432,005	511,952
Long-term debt (including current portion)(5)	6,280	8,640	21,765	22,343	26,237	21,766	25,468
Total stockholders’ equity	112,340	127,693	145,190	166,056	196,821	168,657	202,066

(1) Includes only those retail locations open at period end.

(2) Includes only those stores open for the entire preceding comparable period.

(3) A store is one or more retail locations that are adjacent or operate as one entity.

(4) New and acquired stores are included in the comparable base at the end of the store’s thirteenth month of operations.

(5) Amount excludes our short-term borrowings for working capital and inventory financing.

Risk factors

You should carefully consider the risks described below, together with all of the other information in this prospectus supplement, including the accompanying prospectus and the documents incorporated by reference herein, before deciding to invest in our common stock. Any of the following risks could materially adversely affect our business, financial condition, or results of operations. In such case, you may lose all or part of your investment.

Our success depends to a significant extent on the continued popularity and reputation for quality of the boating products of our manufacturers, particularly Brunswick’s Sea Ray and Hatteras boat lines and the Ferretti Group’s Ferretti Yachts, Riva, Pershing, and Bertram product lines.

Approximately 60% of our revenue in fiscal 2004 resulted from sales of new boats manufactured by Brunswick, including approximately 45% from Brunswick’s Sea Ray division and approximately 9% from Brunswick’s Hatteras Yacht division. The remainder of our fiscal 2004 revenue from new boat sales resulted from sales of products from a limited number of other manufacturers, none of which accounted for more than 10% of our revenue. Any adverse change in the financial condition, production efficiency, product development, management, marketplace acceptance, and marketing capabilities of our manufacturers, particularly Brunswick given our reliance on Sea Ray, Hatteras, and Meridian, would have a substantial adverse impact on our business. Additionally, given the revenue generated by each yacht and mega-yacht sale, any adverse change in the financial condition, production efficiency, product development, management, marketplace acceptance, and marketing capabilities of Ferretti Group would have a substantial adverse impact on our business.

To ensure adequate inventory levels to support our expansion, it may be necessary for Brunswick and other manufacturers to increase production levels or allocate a greater percentage of their production to us. The interruption or discontinuance of the operations of Brunswick or other manufacturers could cause us to experience shortfalls, disruptions, or delays with respect to needed inventory. Although we believe that adequate alternate sources would be available that could replace any manufacturer other than Brunswick as a product source, those alternate sources may not be available at the time of any interruption, and alternative products may not be available at comparable quality and prices.

Through our principal operating subsidiaries, we maintain dealer agreements with Brunswick covering Sea Ray products. Each dealer agreement has a multi-year term and provides for the lowest product prices charged by the Sea Ray division of Brunswick from time to time to other domestic Sea Ray dealers. These terms are subject to

• the dealer meeting all the requirements and conditions of Sea Ray’s applicable programs; and

• the right of Brunswick in good faith to charge lesser prices to other dealers

     • to meet existing competitive circumstances,

     • for unusual and non-ordinary business circumstances, or

     • for limited duration promotional programs.

The agreements do not give us the exclusive right to sell Sea Ray product lines within any particular territory or restrict us from selling competing products.

Through certain of our operating subsidiaries, we also maintain dealer agreements with Hatteras covering Hatteras products. Each agreement allows Hatteras to revise prices at any time, and such new prices will supersede previous prices. Pursuant to the agreement, we must bear any losses we incur as a result of such price changes and may not recover from Hatteras for any losses. In addition, certain of our operating subsidiaries may not represent manufacturers or product lines that compete directly with Hatteras without its prior written consent.

As is typical in the industry, we deal with manufacturers, other than the Sea Ray division of Brunswick, the Ferretti Group, and Bertram, under renewable annual dealer agreements. These agreements do not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change in the manufacturer’s sole discretion. Any change or termination of these arrangements for any reason could adversely affect product availability and cost and our financial performance.

Our operations depend upon a number of factors relating to or affecting consumer spending for luxury goods, such as recreational boats.

Unfavorable local, regional, national, or global economic developments or uncertainties regarding future economic prospects could reduce consumer spending in the markets we serve and adversely affect our business. Consumer spending on luxury goods also may decline as a result of lower consumer confidence levels, even if prevailing economic conditions are favorable. In an economic downturn, consumer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in the sale of luxury goods. Similarly, rising interest rates could have a negative impact on the ability or willingness of consumers to finance boat purchases, which could also adversely affect our ability to sell our products and impact the profitability of our finance and insurance activities. Local influences, such as corporate downsizing and military base closings, also could adversely affect our operations in certain markets. We may be unable to maintain our profitability during any period of adverse economic conditions or low consumer confidence. Changes in federal and state tax laws, such as an imposition of luxury taxes on new boat purchases, and stock market performance also could influence consumers’ decisions to purchase products we offer and could have a negative effect on our sales. For example, during 1991 and 1992 the federal government imposed a luxury tax on new recreational boats with sales prices in excess of $100,000, which coincided with a sharp decline in boating industry sales from a high of more than $17.9 billion in the late 1980s to a low of $10.3 billion in 1992.

General economic conditions that impact the recreational boating industry could inhibit our growth and negatively impact our profitability.

General economic conditions, consumer spending patterns, federal tax policies, interest rate levels, and the cost and availability of fuel can impact overall boat purchases. We believe that the level of boat purchases has been adversely affected by increased competition from other recreational activities, perceived hassles of boat ownership, and relatively poor customer service and education throughout the retail boat industry. Although our strategy addresses many of these industry factors and we have expanded our operations during periods of stagnant or declining industry trends, the cyclical nature of the recreational boating industry or the lack of industry growth could adversely affect our business, financial condition, or results of operations in the future.

Our success depends, in part, on our ability to continue to make successful acquisitions and to integrate the operations of acquired dealers and each dealer we acquire in the future.

Since March 1, 1998, we have acquired 18 recreational boat dealers, two boat brokerage operations, and a full-service yacht repair facility. Each acquired dealer operated independently prior to its acquisition by us. Our success depends, in part, on our ability to continue to make successful acquisitions and to integrate the operations of acquired dealers and each dealer we acquire in the future, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among our dealerships. We may not be able to oversee the combined entity efficiently or to implement effectively our growth and operating strategies. To the extent that we successfully pursue our acquisition strategy, our resulting growth will place significant additional demands on our management and infrastructure. Our failure to pursue successfully our acquisition strategies or operate effectively the combined entity could have a material adverse effect on our rate of growth and operating performance.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability.

Our growth strategy of acquiring additional recreational boat dealers involves significant risks. This strategy entails reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems, and financial controls. Unforeseen expenses, difficulties, and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Acquisitions also may become more difficult in the future as we acquire more of the most attractive dealers. In addition, we may encounter difficulties in integrating the operations of acquired dealers with our own operations or managing acquired dealers profitably without substantial costs, delays, or other operational or financial problems.

We may issue common or preferred stock and incur substantial indebtedness in making future acquisitions. The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of our common stock.

Our ability to continue to grow through the acquisition of additional dealers will depend upon various factors, including the following:

• the availability of suitable acquisition candidates at attractive purchase prices,

• the ability to compete effectively for available acquisition opportunities,

• the availability of funds or common stock with a sufficient market price to complete the acquisitions,

• the ability to obtain any requisite manufacturer or governmental approvals, and

• the absence of one or more manufacturers attempting to impose unsatisfactory restrictions on us in connection with their approval of acquisitions.

As a part of our acquisition strategy, we frequently engage in discussions with various recreational boat dealers regarding their potential acquisition by us. In connection with these discussions, we and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time, grants us an option to purchase the prospective dealer for a designated price during a specific time, and agrees to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information and converting its accounting system to the system specified by us. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated.

We may be required to obtain the consent of Brunswick and various other manufacturers prior to the acquisition of other dealers.

In determining whether to approve acquisitions, manufacturers may consider many factors, including our financial condition and ownership structure. Manufacturers also may impose conditions on granting their approvals for acquisitions, including a limitation on the number of their dealers that we may acquire. Our ability to meet manufacturers’ requirements for approving future acquisitions will have a direct bearing on our ability to complete acquisitions and effect our growth strategy. There can be no assurance that a manufacturer will not terminate its dealer agreement, refuse to renew its dealer agreement, refuse to approve future acquisitions, or take other action that could have a material adverse effect on our acquisition program.

We and Brunswick have entered into an agreement providing for Brunswick to cooperate in good faith and not to unreasonably withhold its consent to the acquisitions each year by us of Sea Ray boat dealers with aggregate total revenue not exceeding 20% of our revenue in our prior fiscal year. Any acquisitions in excess of the 20% benchmark will be at Brunswick’s discretion. In the event that our purchases of Sea Ray boats exceed 49% of the purchases of Sea Ray boats by all Sea Ray boat dealers, including us, in any fiscal year of Brunswick, the agreement provides that we and Brunswick will negotiate in good faith the standards for acquisitions of Sea Ray boat dealers by us during Brunswick’s next succeeding fiscal year, but that Brunswick may grant or withhold its consent to any such acquisition in its sole discretion for as long as our Sea Ray boat purchases exceed the 49% benchmark.

Our growth strategy also entails expanding our product lines and geographic scope by obtaining additional distribution rights from our existing and new manufacturers. We may not be able to secure additional distribution rights or obtain suitable alternative sources of supply if we are unable to obtain such distribution rights. The inability to expand our product lines and geographic scope by obtaining additional distribution rights could have a material adverse effect on the growth and profitability of our business.

Boat manufacturers exercise substantial control over our business.

We depend on our dealer agreements. Through dealer agreements, boat manufacturers, including Brunswick, exercise significant control over their dealers, restrict them to specified locations, and retain approval rights over changes in management and ownership, among other things. The continuation of our dealer agreements with most manufacturers, including Brunswick and Ferretti, depends upon, among other things, our achieving stated goals for customer satisfaction ratings and market share penetration in the market served by the applicable dealership. Failure to meet the customer satisfaction, market share goals, and other conditions set forth in any dealer agreement could have various consequences, including the following:

• the termination of the dealer agreement,

• the imposition of additional conditions in subsequent dealer agreements,

• limitations on boat inventory allocations,

• reductions in reimbursement rates for warranty work performed by the dealer,

• loss of certain manufacturer to dealer incentives, or

• denial of approval of future acquisitions.

Our dealer agreements with certain manufacturers, including Brunswick, do not give us the exclusive right to sell those manufacturers’ products within a given geographical area. Accordingly, a manufacturer, including Brunswick, could authorize another dealer to start a new dealership in proximity to one or more of our locations, or an existing dealer could move a dealership to a location that would be directly competitive with us. These events could have a material adverse effect on our competitive position and financial performance.

The failure to receive rebates and other dealer incentives on inventory purchases could substantially reduce our margins.

We rely on manufacturers’ programs that provide incentives for dealers to purchase and sell particular boat makes and models or for consumers to buy particular boat makes or models. Any eliminations, reductions, limitations, or other changes relating to rebate or incentive programs that have the effect of reducing the benefits we receive could increase the effective cost of our boat purchases, reduce our margins and competitive position, and have a material adverse effect on our financial performance.

Our growth strategy may require us to secure significant additional capital, the amount of which will depend upon the size, timing, and structure of future acquisitions and our working capital and general corporate needs.

If we finance future acquisitions in whole or in part through the issuance of common stock or securities convertible into or exercisable for common stock, existing stockholders will experience dilution in the voting power of their common stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our common stock for acquisitions will depend on the market value of our common stock from time to time and the willingness of potential sellers to accept our common stock as full or partial consideration. Our inability to use our common stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings in order to pursue our acquisition program could materially limit our growth.

Any borrowings made to finance future acquisitions or for operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet our debt service requirements. In addition, our credit arrangements contain financial and operational covenants and other restrictions with which we must comply, including limitations on capital expenditures and the incurrence of additional indebtedness. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition, and results of operations.

On February 15, 2005, we entered into an amended and restated credit and security agreement, dated as of February 3, 2005, with four financial institutions. The credit facility provides us a line of credit with asset-based borrowing availability of up to $340 million for working capital and inventory financing, with the amount of permissible borrowings determined pursuant to a borrowing base formula. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million. The credit facility accrues interest at a rate of LIBOR plus 150 to 260 basis points, with the interest rate based upon the ratio of our net outstanding borrowing to our tangible net worth. The credit facility is secured by our inventory, accounts receivable, equipment, furniture, and fixtures. The credit facility requires us to satisfy certain covenants, including maintaining a leverage ratio tied to our tangible net worth. The credit facility matures in January 2008, with two one-year renewal options.

Our internal growth and operating strategies of opening new locations and offering new products involve risk.

In addition to pursuing growth by acquiring boat dealers, we intend to continue to pursue a strategy of growth through opening new retail locations and offering new products in our existing and new territories. Accomplishing these goals for expansion will depend upon a number of factors, including the following:

• our ability to identify new markets in which we can obtain distribution rights to sell our existing or additional product lines;

• our ability to lease or construct suitable facilities at a reasonable cost in existing or new markets;

• our ability to hire, train, and retain qualified personnel;

• the timely integration of new retail locations into existing operations;

• our ability to achieve adequate market penetration at favorable operating margins without the acquisition of existing dealers; and

• our financial resources.

Our dealer agreements with Brunswick require Brunswick’s consent to open, close, or change retail locations that sell Sea Ray products, and other dealer agreements generally contain similar provisions. We may not be able to open and operate new retail locations or introduce new product lines on a timely or profitable basis. Moreover, the costs associated with opening new retail locations or introducing new product lines may adversely affect our profitability.

As a result of these growth strategies, we expect to expend significant time and effort in opening and acquiring new retail locations and introducing new products. Our systems, procedures, controls, and financial resources may not be adequate to support our expanding operations. The inability to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

Our planned growth also will impose significant added responsibilities on members of senior management and require us to identify, recruit, and integrate additional senior level managers. We may not be able to identify, hire, or train suitable additions to management.

Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets. In addition, weather conditions may adversely impact our business.

During the three-year period ended September 30, 2004, the average revenue for the quarterly periods ended December 31, March 31, June 30, and September 30 represented 19%, 26%, 30%, and 25%, respectively, of our average annual revenues. With the exception of Florida, we generally realize significantly lower sales in the quarterly periods ending December 31 and March 31. The onset of the public boat and recreation shows in January stimulates boat sales and allows us to reduce our inventory levels and related short-term borrowings throughout the remainder of the fiscal year. Our business could become substantially more seasonal as we acquire dealers that operate in colder regions of the United States.

Weather conditions may adversely impact our operating results. For example, drought conditions, reduced rainfall levels, and excessive rain may force boating areas to close or render boating dangerous or inconvenient, thereby curtailing customer demand for our products. In addition, unseasonably cool weather and prolonged winter conditions may lead to shorter selling seasons in certain locations. Hurricanes and other storms could result in the disruption of our operations or damage to our boat inventories and facilities as was the case during fiscal 2004 when Florida and other markets were affected by four separate hurricanes. Many of our dealerships sell boats to customers for use on reservoirs, thereby subjecting our business to the continued viability of these reservoirs for boating use. Although our geographic diversity and our future geographic expansion will reduce the overall impact on us of adverse weather conditions in any one market area, weather conditions will continue to represent potential material adverse risks to us and our future operating performance. As a result of the foregoing and other factors, our operating results in some future quarters could be below the expectations of stock market analysts and investors.

We face intense competition.

We operate in a highly competitive environment. In addition to facing competition generally from non-boating recreation businesses seeking to attract discretionary spending dollars, the recreational boat industry itself is highly fragmented and involves intense competition for customers, product distribution rights, and suitable retail locations, particularly on or near waterways. Competition increases during periods of stagnant industry growth.

We compete primarily with single-location boat dealers and, with respect to sales of marine parts, accessories, and equipment, with national specialty marine parts and accessories stores, catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing, and other resources. Private sales of used boats represent an additional source of competition.

Due to various matters, including environmental concerns, permitting and zoning requirements, and competition for waterfront real estate, some markets in the United States have experienced an increased waiting list for marina and storage availability. In general, the markets in which we currently operate are not experiencing any unusual difficulties. However, marine retail activity could be adversely effected in markets that do not have sufficient marine and storage availability to satisfy demand.

We depend on income from financing, insurance, and extended service contracts.

A portion of our income results from referral fees derived from the placement or marketing of various F&I products, consisting of customer financing, insurance products, and extended service contracts, the most significant component of which is the participation and other fees resulting from our sale of customer financing contracts. During fiscal 2004, F&I products accounted for approximately 3.4% of our revenue.

The availability of financing for our boat purchasers and the level of participation and other fees we receive in connection with such financing depend on the particular agreement between us and the lender and the current rate environment. Lenders may impose terms in their boat financing arrangements with us that may be unfavorable to us or our customers, resulting in reduced demand for our customer financing programs and lower participation and other fees.

The reduction of profit margins on sales of F&I products or the lack of demand for or the unavailability of these products could have a material adverse effect on our operating margins.

We depend on key personnel.

Our success depends, in large part, upon the continuing efforts and abilities of our executive officers. Although we have employment agreements with certain of our executive officers, we cannot assure that these or other executive personnel will remain with us. Our expanding operations may require us to add additional executive personnel in the future. As a result of our decentralized operating strategy, we also rely on the management teams of our operating subsidiaries. In addition, we likely will depend on the senior management of any significant businesses we acquire in the future. The loss of the services of one or more of these key employees before we are able to attract and retain qualified replacement personnel could adversely affect our business.

The products we sell or service may expose us to potential liability for personal injury or property damage claims relating to the use of those products.

Manufacturers of the products we sell generally maintain product liability insurance. We also maintain third-party product liability insurance that we believe to be adequate. We may experience claims that are not covered by or that are in excess of our insurance coverage. The institution of any significant claims against us could subject us to damages, result in higher insurance costs, and harm our business reputation with potential customers.

Environmental and other regulatory issues may impact our operations.

Our operations are subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Various federal, state, and local regulatory agencies, including OSHA or the EPA, and similar federal, state, and local agencies, have jurisdiction over the operation of our dealerships, repair facilities, and other operations with respect to matters such as consumer protection, workers’ safety, and laws regarding protection of the environment, including air, water, and soil. The EPA recently promulgated emissions regulations for outboard marine engines that impose stricter emissions standards for two-cycle, gasoline outboard marine engines. Emissions from such engines must be reduced by approximately 75% over a nine-year period beginning with the 1998 model year. Costs of comparable new engines, if materially more expensive than previous engines, or the inability of our manufacturers to comply with EPA requirements, could have a material adverse effect on our business, financial condition, and results of operations.

Certain of our facilities own and operate underground storage tanks, or USTs, or aboveground storage tanks, or ASTs, for the storage of various petroleum products or other hazardous substances or wastes. USTs and ASTs are generally subject to federal, state, and local laws and regulations that require testing, upgrading and remediation of contaminated soils and groundwater resulting from leaking USTs and ASTs. In addition, we may be subject to civil liability to third parties for remediation costs or other damages if leakage from our owned or operated USTs and ASTs migrates onto the property of others.

Our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint, lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing health and environmental quality standards, including those relating to the handling, storage, recycling, and disposal of such materials, and liability related thereto, and providing penalties for violations of those standards.

We also are subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities we own or operate or to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal. In particular, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA or “Superfund,” imposes joint, strict, and several liability on

• current or prior owners or operators of facilities at, from, or to which a release of hazardous substances has occurred;

• parties who generated hazardous substances that were released at such facilities; and

• parties who transported or arranged for the transportation of hazardous substances to such facilities.

A majority of states have adopted “Superfund” statutes comparable to and, in some cases, more stringent than CERCLA. If we were to be found to be a responsible party under CERCLA or a similar state statute, we could be held liable for all investigative and remedial costs associated with addressing such contamination. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations. In addition, certain of our retail locations are located on waterways that are subject to federal or state laws regulating navigable waters (including oil pollution prevention), fish and wildlife, and other matters.

Soil and groundwater contamination has been known to exist at certain properties owned or leased by us. We have also been required and may in the future be required to remove ASTs and USTs containing hazardous substances or wastes. As to certain of our properties, specific releases of petroleum have been or may in the future be required to be remediated. Soil and groundwater at some of these properties are currently being monitored.

Two of the properties we own were historically used as gasoline service stations. Remedial action with respect to prior historical site activities on one of these properties has been completed and the Florida Department of Environmental Protection is currently monitoring the other property.

Environmental laws and regulations are complex and subject to frequent change. Compliance with amended, new, or more stringent laws or regulations, more strict interpretations of existing laws, or the future discovery of environmental conditions, including those in connection with these matters, may require additional expenditures by us, and such expenditures may be material.

Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. These regulations could discourage potential buyers, thereby limiting future sales and adversely affecting our business, financial condition, and results of operations.

Fuel prices and supply may affect our business.

All of the recreational boats we sell are powered by diesel or gasoline engines. Consequently, an interruption in the supply, or a significant increase in the price or tax on the sale, of fuel on a regional or national basis could have a material adverse effect on our sales and operating results. At various times in the past, diesel or gasoline fuel has been difficult to obtain. The supply of fuels may be interrupted, rationing may be imposed, or the price of or tax on fuels may significantly increase in the future.

We must evaluate goodwill and identifiable intangible assets for impairment annually and we would recognize an impairment loss if the carrying amount of goodwill or an identifiable intangible asset exceeds its fair value.

Intangible assets and goodwill represent the excess of the purchase price of businesses acquired over the fair value of the net tangible assets acquired at the date of acquisition. We have determined that our most significantly acquired specifically identifiable intangible assets are dealer agreements of dealerships that we have acquired, which are indefinite-lived intangibles.

Goodwill and identifiable intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), and Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 requires business combinations to be accounted for using the purchase method of accounting and identifiable intangible assets acquired in a business combination to be recognized as assets and reported separately from goodwill. SFAS 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, but instead tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. SFAS 142 was effective for fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. We elected to early-adopt SFAS 142 as of the beginning of fiscal 2002.

SFAS 142 required the completion of a transitional impairment test within six months from the date of initial adoption. We completed the transitional impairment test, which resulted in no impairment of goodwill or identifiable intangible assets as of the date of adoption. SFAS 142 also requires that we assess the impairment of identifiable intangible assets and goodwill at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of an identifiable intangible asset or goodwill exceeds its fair value, we would recognize an impairment loss. We measure any potential impairment based on various business valuation methodologies, including a projected discounted cash flow method. We completed the annual impairment test during the fourth quarter of fiscal 2004, based on financial information as of the third quarter of fiscal 2004, which resulted in no impairment of goodwill or identifiable intangible assets. To date, we have not recognized any impairment of goodwill or identifiable intangible assets. Prior to the adoption of SFAS 142, all purchase price in excess of the tangible assets acquired was recorded as goodwill and no identifiable intangible assets were recognized. Identifiable intangible assets and net goodwill amount to $5.5 million and $50.3 million, respectively, as of September 30, 2004.

Impairment of the identifiable intangible assets or goodwill or regulatory action that changes the impairment testing methodology, requires amortization, or a write-off of identifiable intangible assets or goodwill may materially and adversely affect the financial position of our company. A reduction in net income resulting from the impairment of identifiable intangible assets or goodwill may have an adverse impact upon the market price of our common stock.

A substantial number of shares of our common stock are subject to a stockholders’ agreement.

We, Brunswick, William H. McGill Jr., our Chairman of the Board, President, and Chief Executive Officer, and certain retired officers and directors are parties to a stockholders’ agreement, and we and Brunswick are parties to a governance agreement, each dated April 28, 1998. Subject to certain limitations, the stockholders’ agreement provides various rights of first refusal on the sale of shares of common stock by the parties to the agreement, particularly in the event that Brunswick does not own its targeted investment percentage of 19% of our common stock at the time of the proposed sale or in the event the proposed sale is to a competitor of Brunswick. Among other provisions and subject to certain conditions, the stockholders’ agreement also requires the parties to vote their common stock for nominees for our board of directors in the election of directors as determined by our board and to vote their common stock in favor of all proposals and recommendations approved by our board of directors and submitted to a vote of our stockholders. The governance agreement provides for various terms and conditions concerning Brunswick’s participation in the corporate governance of our company.

As a result, the stockholders’ agreement and the governance agreement will have the effect of increasing the control of our directors, executive officers, and persons associated with them and may have the effect of delaying or preventing a change in control of our company. The stockholders’ agreement and the governance agreement will terminate at such time as Brunswick does not own any of our shares, provided that, with respect to the stockholders’ agreement, we are able to obtain the written agreement of the other parties to the agreement to such termination.

The market price of our common stock could be subject to wide fluctuations as a result of many factors.

Factors that could affect the trading price of our common stock include the following:

• variations in operating results;

• the thin trading volume and relatively small public float of our common stock;

• the level and success of our acquisition program and new store openings;

• variations in same-store sales;

• the success of dealership integration;

• relationships with manufacturers;

• changes in earnings estimates published by analysts;

• general economic, political, and market conditions;

• seasonality and weather conditions;

• governmental policies and regulations;

• the performance of the recreational boat industry in general; and

• factors relating to suppliers and competitors.

In addition, market demand for small-capitalization stocks, and price and volume fluctuations in the stock market unrelated to our performance could result in significant fluctuations in market price of our common stock. The performance of our common stock could adversely affect our ability to raise equity in the public markets and adversely affect our acquisition program.

The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants and future acquisitions, may result in dilution in the net tangible book value per share of our common stock.

Our board of directors has the legal power and authority to determine the terms of an offering of shares of our capital stock, or securities convertible into or exchangeable for these shares, to the extent of our shares of authorized and unissued capital stock.

A substantial number of shares are eligible for future sale.

As of December 31, 2004, there were outstanding 15,949,329 shares of our common stock. Substantially all of these shares are freely tradable without restriction or further registration under the securities laws, unless held by an “affiliate” of our company, as that term is defined in Rule 144 under the securities laws. Shares held by affiliates of our company, which generally include our directors, officers, and certain principal stockholders, may be subject to the resale limitations of Rule 144 described below. Outstanding shares of common stock issued in connection with the acquisition of any acquired dealers are available for resale beginning one year after the respective dates of the acquisitions, subject to compliance with the provisions of Rule 144 under the securities laws.

As of December 31, 2004, we had issued options to purchase approximately 2,509,385 shares of common stock under our 1998 incentive stock plan and we issued 361,079 of the 750,000 shares of common stock reserved for issuance under our 1998 employee stock purchase plan. We have filed a registration statement under the securities laws to register the common stock to be issued under these plans. As a result, shares issued under these plans will be freely tradable without restriction unless acquired by affiliates of our company, who will be subject to the volume and other limitations of Rule 144.

We may issue additional shares of common stock or preferred stock under the securities laws as part of any acquisition we may complete in the future. If issued pursuant to an effective registration statement, these shares generally will be freely tradable after their issuance by persons not affiliated with us or the acquired companies.

We rely on our operating subsidiaries.

We are a holding company, the principal assets of which are the shares of the capital stock or membership interests of our corporate or limited liability company subsidiaries, including the operating subsidiaries. As a holding company without independent means of generating operating revenue, we depend on dividends and other payments from our subsidiaries to fund our obligations and meet our cash needs. Financial covenants under future loan agreements of our subsidiaries may limit our subsidiaries’ ability to make sufficient dividend or other payments to permit us to fund our obligations or meet our cash needs, in whole or in part.

We do not pay cash dividends.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Moreover, financial covenants under certain of our credit facilities restrict our ability to pay dividends.

Our stockholders’ rights plan may adversely affect existing stockholders.

Our Stockholders’ Rights Plan may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders. Under the Rights Plan, we issued a dividend of one Preferred Share Purchase Right for each share of our common stock held by stockholders of record as of the close of business on September 7, 2001.

In general, subject to certain limited exceptions, the stock purchase rights become exercisable when a person or group acquires 15% or more of our common stock or a tender offer or exchange offer for 15% or more of our common stock is announced or commenced. After any such event, our other stockholders may purchase additional shares of our common stock at 50% of the then-current market price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights may be redeemed by us at $0.01 per stock purchase right at any time before any person or group acquires 15% or more of our outstanding common stock. The rights should not interfere with any merger or other business combination approved by our board of directors. The rights expire on August  28, 2011.

Certain provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws and Delaware law may make a change in the control of our company more difficult to complete, even if a change in control were in the stockholders’ interest or might result in a premium over the market price for the shares held by the stockholders.

Our restated certificate of incorporation, as amended, and amended and restated bylaws divide the board of directors into three classes of directors elected for staggered three-year terms. The certificate of incorporation also provides that the board of directors may authorize the issuance of one or more series of preferred stock from time to time and may determine the rights, preferences, privileges, and restrictions and fix the number of shares of any such series of preferred stock, without any vote or action by our stockholders. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The certificate of incorporation and bylaws also allow our board of directors to fix the number of directors and to fill vacancies on the board of directors.

We also are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner.

Certain of our dealer agreements could also make it difficult for a third party to attempt to acquire a significant ownership position in our company. In addition, the stockholders’ agreement and governance agreement will have the effect of increasing the control of our directors, executive officers, and persons associated with them.

Our sales of Ferretti Group products may be adversely affected by fluctuations in currency exchange rates between the U.S. dollar and the Euro.

Products purchased from the Italy-based Ferretti Group are subject to fluctuations in the Euro to U.S. dollar exchange rate, which ultimately may impact the retail price at which we can sell such products. Accordingly, fluctuations in the value of the Euro as compared with the U.S. dollar may impact the price points at which we can sell profitably Ferretti Group products, and such price points may not be competitive with other product lines in the United States. Accordingly, such fluctuations in exchange rates ultimately may impact the amount of revenue, cost of goods sold, cash flows, and earnings we recognize for the Ferretti Group product line. The impact of these currency fluctuations could increase, particularly as our revenue from the Ferretti Group products increase as a percentage of our total revenue. We cannot predict the effects of exchange rate fluctuations on our operating results. We do not currently intend to engage in foreign currency exchange hedging transactions to manage our foreign currency exposure. If and when we do engage in foreign currency exchange hedging transactions, we cannot assure that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

Cautionary statement regarding

forward-looking statements

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk factors” and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement.

Use of proceeds

We estimate the net proceeds to us from this offering will be approximately $30.9 million, after payment of estimated underwriting discounts and commissions and our estimated expenses of this offering. If the underwriters’ overallotment option is exercised in full, we anticipate that the net proceeds to us will be approximately $44.2 million in the aggregate. We intend to use the net proceeds of this offering for general corporate purposes. Pending utilization of the net proceeds, we intend to use the net proceeds to repay short-term indebtedness under our credit facility. Our credit facility provides us a line of credit with asset-based borrowing availability of up to $340 million for working capital and inventory financing, with the amount of permissible borrowings determined pursuant to a borrowing base formula. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million. The credit facility accrues interest at a rate of LIBOR plus 150 to 260 basis points, with the interest rate based upon the ratio of our net outstanding borrowing to our tangible net worth. The credit facility is secured by our inventory, accounts receivable, equipment, furniture, and fixtures. The credit facility requires us to satisfy certain covenants, including maintaining a leverage ratio tied to our tangible net worth. The credit facility matures in January 2008, with two one-year renewal options. We will have broad discretion as to the allocation and use of the net proceeds that we will receive.

We will not receive any proceeds from the sale of shares by the selling stockholder.

Price range of common stock

Our common stock has been traded on the New York Stock Exchange under the symbol HZO since our initial public offering on June 3, 1998 at $12.50 per share. The following table sets forth high and low sale prices of the common stock for each calendar quarter indicated as reported on the New York Stock Exchange.

	High	Low

2002
First quarter	$12.65	$7.65
Second quarter	$15.40	$10.85
Third quarter	$14.19	$9.00
Fourth quarter	$12.95	$7.15
2003
First quarter	$13.08	$8.67
Second quarter	$14.50	$9.02
Third quarter	$15.43	$12.62
Fourth quarter	$19.90	$14.39
2004
First quarter	$28.33	$18.10
Second quarter	$32.04	$23.56
Third quarter	$28.59	$18.05
Fourth quarter	$30.55	$21.50
2005
First quarter (through February 16, 2005)	$33.28	$27.51

On February 16, 2005, the closing sale price of our common stock was $32.96 per share. On February 16, 2005, there were approximately 100 record holders and approximately 2,900 beneficial owners of our common stock.

Dividend policy

Our policy is to retain earnings to provide funds for the operation and expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. Furthermore, our credit facility limits the payment of dividends without the consent of the lenders. The payment of dividends in the future will depend on our growth, profitability, financial condition, and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents, short- and long-term debt, stockholders’ equity, and total capitalization as of December 31, 2004

• on an actual basis; and

• as adjusted to reflect the issuance and sale of 1,000,000 shares of common stock by us in this offering at a public offering price of $32.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus and “Management’s discussion and analysis of financial condition and results of operations.”

December 31, 2004
(In thousands, except share and per share data)	Actual	As adjusted

Cash and cash equivalents	$9,501	$9,501
Short-term borrowings	234,000	203,134
Long-term debt, net of current maturities	22,341	22,341
Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2004	–	–
Common stock, $.001 par value; 24,000,000 shares authorized; 15,949,329 issued and outstanding, actual, 16,949,329 shares issued and outstanding, as adjusted(1)	16	17
Additional paid-in capital	75,712	106,577
Deferred stock compensation	(2,971)	(2,971)
Retained earnings	129,927	129,927
Treasury stock, at cost, 30,000 shares held at December 31, 2004	(618)	(618)

Total stockholders’ equity	202,066	232,932

Total capitalization	$467,908	$467,908

(1) Excludes the following:

• 2,509,385 shares issuable upon exercise of options outstanding under our 1998 incentive stock plan, with a weighted average exercise price of $12.98 per share;

• 680,481 shares available for future issuance under our 1998 incentive stock plan;

• 388,921 shares issuable under our employee stock purchase plan; and

• 429,000 shares issuable upon exercise of the underwriters’ overallotment option.

Principal and selling stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 15, 2005 before and after the offering for (i) all directors, our Chief Executive Officer, and our four other most highly compensated executive officers during fiscal 2004, (ii) all directors and executive officers as a group, (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock, and (iv) the selling stockholder. The table also sets forth the number of shares of common stock that the selling stockholder may offer and sell under this prospectus supplement.

					Shares beneficially owned
	Shares beneficially owned			Shares being	after offering
				offered
Name of beneficial owner(1)	Number(2)		Percent(2)	for sale	Number(1)	Percent(2)

Directors and executive officers:
William H. McGill Jr.	1,471,550	(3)	9.1%	–	1,471,550	8.6%
Michael H. McLamb	201,412	(4)	1.2%	–	201,412	1.2%
Michael J. Aiello	27,151	(5)	*	–	27,151	*
Anthony M. Aisquith	32,586	(6)	*	–	32,586	*
Edward A. Russell	80,345	(7)	*	–	80,345	*
Robert D. Basham	29,066	(8)	*	–	29,066	*
Hilliard M. Eure III	1,667	(9)	*	–	1,667	*
John B. Furman	18,819	(10)	*	–	18,819	*
Robert S. Kant	54,772	(11)	*	–	54,772	*
Dean S. Woodman	41,382	(12)	*	–	41,382	*
All directors and executive officers as a group (includes 12 current directors and executive officers)	1,990,839		12.1%		1,990,839	11.4%
5% Stockholders:
BCMM Holdings, Inc.(13)	1,861,200		11.6%	1,861,200	–	–%
FMR Corp.	1,590,500	(14)	9.9%	–	1,590,500	9.3%
T. Rowe Price Associates, Inc.	1,064,700	(15)	6.6%	–	1,064,700	6.3%
Systematic Financial Management, L.P.	796,500	(16)	5.0%	—	796,500	4.7%

* Less than 1%.

(1) Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764, and have sole voting and investment power over their shares unless otherwise indicated.

(2) The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after February 15, 2005. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3) Includes 121,640 shares issuable upon the exercise of stock options and 30,000 shares of restricted stock, but excludes 207,000 shares of common stock issuable upon exercise of unvested stock options.

(4) Includes 166,429 shares of common stock issuable upon the exercise of stock options and 20,000 shares of restricted stock, but excludes 128,000 shares of common stock issuable upon exercise of unvested stock options.

(5) Includes 5,310 shares of common stock issuable upon the exercise of stock options and 12,000 shares of restricted stock, but excludes 47,810 shares of common stock issuable upon exercise of unvested stock options.

(6) Includes (a) 3,065 shares of common stock held by Mr. Aisquith’s spouse; (b) 5,054 shares of common stock issuable upon the exercise of stock options held by Mr. Aisquith; (c) 423 shares of common stock issuable upon exercise of options held by Ms. Aisquith; and (d) 12,000 shares of restricted stock. Excludes (x) 40,055 shares of common stock issuable upon exercise of unvested stock options held by Mr. Aisquith; and (y) 3,320 shares of common stock issuable upon exercise of unvested stock options held by Ms. Aisquith.

(7) Includes (a) 9,061 shares held by Mr. Russell’s spouse; (b) 1,400 shares held by Mr. Russell’s spouse as custodian for their minor daughters; (c) 31,696 shares of common stock issuable upon the exercise of stock options; and (d) 17,000 shares of restricted stock. Excludes 63,873 shares of common stock issuable upon exercise of unvested stock options.

(8) Includes 18,500 shares of common stock issuable upon the exercise of stock options, but excludes 6,000 shares of common stock issuable upon exercise of unvested stock options.

(9) Includes 1,667 shares of common stock issuable upon exercise of stock options, but excludes 3,333 shares of common stock issuable upon exercise of unvested stock options.

(10) Includes 14,500 shares of common stock issuable upon the exercise of stock options, but excludes 7,500 shares of common stock issuable upon exercise of unvested stock options.

(11) Includes 24,000 shares of common stock issuable upon the exercise of stock options, but excludes 3,000 shares of common stock issuable upon exercise of unvested stock options.

(12) Includes 26,500 shares of common stock issuable upon the exercise of stock options, but excludes 9,000 shares of common stock issuable upon exercise of unvested stock options.

(13) BCMM Holdings, Inc. is a wholly owned subsidiary of Brunswick Corporation. BCMM Holdings, Inc. and Brunswick Corporation maintain their principal executive offices at 1 North Field Court, Lake Forest, Illinois 60045.

Through operating subsidiaries, we are a party to various dealer agreements with Brunswick. We are the nation’s largest retailer of Sea Ray, Hatteras, Meridian, and Boston Whaler recreational boats and yachts, all of which are manufactured by Brunswick. Sales of new Brunswick boats accounted for approximately 60% of our revenue in fiscal 2004. We believe our sales represented in excess of 10% of all Brunswick marine sales, including 34% of its new Sea Ray boat sales, during our 2004 fiscal year. For a further discussion of the business relationship between Brunswick and us, see Item 1, “Business” of our Annual Report on Form 10-K for the year ended September 30, 2004.

Brunswick acquired the shares at the time of our initial public offering in 1998. Brunswick informed us that it desired to sell the shares to raise funds for general corporate purposes, including possible acquisitions. Brunswick also informed us that its desire to sell the shares is not an indication of a change in its business relationship with us. We and Brunswick are currently exploring possible ways to expand that business relationship in the future. Although we had the right to purchase the shares from Brunswick, we agreed to file the registration statement of which this prospectus supplement and the accompanying prospectus form a part to facilitate Brunswick’s sale of the shares and thereby increase the public float of our common stock.

(14) Represents 1,590,500 shares of common stock beneficially owned by FMR Corp. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 339,600 of such shares as a result of its serving as investment manager of institutional accounts. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment advisor beneficially owns 1,250,900 of such shares as a result of acting as investment advisor to various investment companies. Fidelity Advisors Small Cap Fund, an investment company, owns 1,158,700 of such shares. Edward C. Johnson 3d, FMR Corp., and the Fidelity Funds each have (a) sole power to dispose of the 1,250,900 owned by the Fidelity Funds; and (b) sole power to vote and dispose of the 339,600 shares owned by the institutional accounts managed by Fidelity Management Trust Company. Neither FMR Corp., nor Edward C. Johnson 3d as Chairman of FMR Corp. has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ board of trustees. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(15) Represents 1,064,700 shares of common stock beneficially owned by T. Rowe Price Associates, Inc. in its capacity as investment advisor on behalf of its clients. T. Rowe Price Associates has sole voting power over 269,100 of such shares and sole dispositive power over all of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(16) Represents 796,500 shares of common stock beneficially owned by Systematic Financial Management, L.P. in its capacity as investment advisor on behalf of its clients. Systematic has sole voting power over 319,800 of such shares and sole dispositive power over all of such shares. The address of Systematic is 300 Frank W. Burr Boulevard, Glenpoint East, 7th Floor, Teaneck, New Jersey 07666.

Selected financial data

The following table contains certain financial and operating data and is qualified by the more detailed consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data as of September 30, 2002, 2003, and 2004 and the statement of operations data for the fiscal years ended September 30, 2002, 2003, and 2004 were derived from the consolidated financial statements and notes thereto that have been audited by Ernst & Young LLP, independent registered certified public accounting firm. The balance sheet data as of September 30, 2000 and 2001 and the statements of operations data for the fiscal years ended September 30, 2000 and 2001 were derived from the consolidated financial statements and notes thereto that were audited by Arthur Andersen LLP, independent certified public accountants. The financial data for the three months ended December 31, 2003 and 2004 are derived from financial statements that are unaudited. The financial data shown below should be read in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus and the accompanying prospectus supplement and “Management’s discussion and analysis of financial condition and results of operations.”

						Three months ended
	Fiscal year ended September 30,					December 31,
(Amounts in thousands except
share and per share data)	2000	2001	2002	2003	2004	2003	2004

Statement of operations data:
Revenue	$550,654	$504,071	$540,716	$607,501	$762,009	$156,659	$184,188
Cost of sales	419,080	383,984	416,137	459,729	573,616	121,559	140,064

Gross profit	131,574	120,087	124,579	147,772	188,393	35,100	44,124
Selling, general, and administrative expenses	92,520	92,734	95,567	113,299	139,470	30,015	37,140

Income from operations	39,054	27,353	29,012	34,473	48,923	5,085	6,984
Interest expense	4,127	2,396	1,264	2,471	6,499	1,459	2,384

Income before tax provision	34,927	24,957	27,748	32,002	42,424	3,626	4,600
Tax provision	13,534	9,608	10,683	12,321	16,126	1,396	1,771

Net income	$21,393	$15,349	$17,065	$19,681	$26,298	$2,230	$2,829

Net income per share:
Diluted	$1.41	$1.01	$1.10	$1.26	$1.58	$0.14	$0.17

Weighted average number of shares:
Diluted	15,204,182	15,238,719	15,540,973	15,671,470	16,666,107	16,280,368	16,959,020

Other data:
Number of retail locations(1)	52	53	59	65	67	66	67
Sales per store(2)(3)	$14,056	$12,382	$12,273	$11,900	$12,831	$2,828	$3,093
Same-store sales growth(3)(4)	20%	(9)%	3%	6%	21%	56%	17%

	September 30,					December 31,

(Amounts in thousands)	2000	2001	2002	2003	2004	2003	2004

Balance sheet data:
Working capital	$40,853	$47,447	$55,426	$67,003	$88,013	$66,719	$90,632
Total assets	231,330	264,490	301,146	329,155	474,359	432,005	511,952
Long-term debt (including current portion)(5)	6,280	8,640	21,765	22,343	26,237	21,766	25,468
Total stockholders’ equity	112,340	127,693	145,190	166,056	196,821	168,657	202,066

(1) Includes only those retail locations open at period end.

(2) Includes only those stores open for the entire preceding comparable period.

(3) A store is one or more retail locations that are adjacent or operate as one entity.

(4) New and acquired stores are included in the comparable base at the end of the store’s thirteenth month of operations.

(5) Amount excludes our short-term borrowings for working capital and inventory financing.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion and analysis should be read in conjunction with the “Selected financial data” and our financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are the largest recreational boat retailer in the United States with fiscal 2004 revenue exceeding $762 million. Through our current 68 retail locations in 16 states, we sell new and used recreational boats and related marine products, including engines, trailers, parts, and accessories. We also arrange related boat financing, insurance, and extended warranty contracts; provide boat repair and maintenance services; offer yacht and boat brokerage services, and where available, offer slip and storage accommodations.

MarineMax was incorporated in January 1998. We have significantly expanded our operations through the acquisition of 18 recreational boat dealers, two boat brokerage operations, and one full-service yacht repair facility since our formation. As a part of our acquisition strategy, we frequently engage in discussions with various recreational boat dealers regarding their potential acquisition by us. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated.

During the fiscal year ended September 30, 2004, we completed the acquisition of three recreational boat dealers. During June 2004, we acquired substantially all of the assets, including real estate, and assumed certain liabilities of Imperial Marine (Imperial), a privately held boat dealership with locations in Baltimore and the northern Chesapeake area of Maryland, for approximately $9.3 million in cash, including acquisition costs. Imperial operates a highway location and a marina on the Gunpowder River. Imperial generated approximately $12.0 million of revenue in its last completed fiscal year prior to the acquisition. The acquisition expands our ability to serve consumers in the Mid-Atlantic United States boating community. Additionally, the acquisition allows us to capitalize on Imperial’s market position and leverage our inventory management and inventory financing resources over the acquired locations. The acquisition resulted in the recognition of approximately $1.1 million in tax deductible goodwill, including acquisition costs, and approximately $580,000 in tax deductible indefinite-lived intangible assets (dealer agreements). Imperial has been included in our consolidated financial statements since the date of acquisition.

During June 2004, we purchased inventory and certain equipment and assumed certain liabilities from the previous Jacksonville, Florida-based Sea Ray dealer (Jacksonville) for the sport boat and sport cruiser product lines for approximately $900,000 in cash, including acquisition costs. The purchase enhanced our ability to serve customers in the northeast Florida boating community by adding the sport boat and sport cruiser product lines to our existing Sea Ray product offerings. The acquisition resulted in the recognition of approximately $240,000 in tax deductible goodwill, including acquisition costs, and approximately $450,000 in tax deductible indefinite-lived intangible assets (dealer agreements). Jacksonville has been included in our consolidated financial statements since the date of acquisition.

During October 2003, we acquired substantially all of the assets and assumed certain liabilities of Emarine International, Inc. and Steven Myers, Inc. (Emarine), a privately held boat dealership located in Fort Lauderdale, Florida, for approximately $305,000 in cash. The acquisition resulted in the recognition of approximately $300,000 in tax deductible goodwill, including acquisition costs. The acquisition provides us with an established retail location to sell the newly offered Ferretti Group products in the southeast Florida boating community. The assets purchase agreement contains an earn out provision, which may impact the final purchase price annually, based on the future profits of the location through September 2005, assuming certain conditions and provisions are met. Based on these conditions and provisions, there was no earn out for fiscal 2004. In August 2004, the earn out provisions were modified withdrawing the requirements for any future earn out payments. Emarine has been included in our consolidated financial statements since the date of acquisition.

During the fiscal year ended September 30, 2003, we completed the acquisition of two recreational boat dealers. During September 2003, we acquired substantially all of the assets and assumed certain liabilities of Killinger Marine Center, Inc. and Killinger Marine Center of Alabama, Inc., a privately held boat dealership with locations in Ft. Walton Beach and Pensacola, Florida and Gulf Shores, Alabama, for approximately $2.3 million in cash, including acquisition costs. The acquisition resulted in the recognition of approximately $600,000 in tax deductible goodwill, including acquisition costs, and approximately $300,000 in tax deductible indefinite-lived intangible assets (dealer agreements). The acquisition expands our ability to serve consumers in the Alabama and Florida panhandle boating communities. Additionally, the acquisition further allows us to leverage our inventory management and inventory financing resources over the acquired locations. Killinger Marine has been included in our consolidated financial statements since the date of acquisition.

During June 2003, we acquired substantially all of the assets and assumed certain liabilities of Sundance Marine, Inc., a privately held boat dealership with locations in Denver and Grand Junction, Colorado, for approximately $3.3 million in cash, including acquisition costs. The acquisition resulted in the recognition of approximately $1.7 million in tax deductible goodwill, including acquisition costs, and approximately $900,000 in tax deductible indefinite-lived intangible assets (dealer agreements). The acquisition expands our ability to serve consumers in the western United States boating community. Additionally, the acquisition further allows us to leverage our inventory management and inventory financing resources over the acquired locations. The asset purchase agreement contains an earn out provision, which will impact the final purchase price annually, based on the future profits of the region through September 2008, assuming certain conditions and provisions are met. Based on these conditions and provisions, the fiscal 2004 earn out was approximately $2,500. Sundance Marine has been included in our consolidated financial statements since the date of the acquisition.

During the fiscal year ended September 30, 2002, we completed the acquisition of two recreational boat dealers. During July 2002, we purchased inventory and certain equipment from the previous San Diego-based Sea Ray dealer (San Diego) for approximately $100,000 in cash, including acquisition costs, and assumed certain liabilities. The acquisition resulted in the recognition of approximately $100,000 in tax deductible goodwill, including acquisition costs. This purchase enhanced our ability to serve consumers in the western United States. San Diego has been included in our consolidated financial statements since the date of acquisition.

During April 2002, we acquired the net assets of Gulfwind Marine Partners, Inc. and Affiliates (Gulfwind), including related property and buildings, for approximately $16.0 million in cash, including acquisition costs, and assumed certain liabilities. Gulfwind operates sales and service facilities located in Sarasota, Venice, and Cape Haze, Florida. Gulfwind generated approxi-

mately $60.0 million of revenue in its last completed fiscal year prior to the acquisition. The acquisition expanded our ability to serve consumers in the west Florida boating community. Additionally, the acquisition further allows us to leverage our inventory management and inventory financing resources over the acquired locations. The acquisition resulted in the recognition of approximately $6.2 million in tax deductible goodwill, including acquisition costs, and approximately $3.3 million in tax deductible indefinite-lived intangible assets (dealer agreements). Gulfwind has been included in our consolidated financial statements since the date of the acquisition.

Application of critical accounting policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and risks related to these policies on our business operations is discussed throughout management’s discussion and analysis of financial condition and results of operations when such policies affect our reported and expected financial results.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue recognition

We recognize revenue from boat, motor, and trailer sales, and parts and service operations at the time the boat, motor, trailer, or part is delivered to or accepted by the customer or service is completed. We recognize commissions earned from a brokerage sale at the time the related brokerage transaction closes. We recognize revenue from slip and storage services on a straight line basis over the term of the slip or storage agreement. Commissions earned by us for placing notes with financial institutions in connection with customer boat financing are recognized when the related boat sales are recognized. Marketing fees earned on credit life, accident and disability, and hull insurance products sold by third-party insurance companies are recognized at the later of customer acceptance of the insurance product as evidenced by contract execution, or when the related boat sale is recognized. Commissions earned on extended warranty service contracts sold on behalf of third-party insurance companies are recognized at the later of customer acceptance of the service contract terms, as evidenced by contract execution, or when the related boat sale is recognized.

Certain finance and extended warranty commissions and marketing fees on insurance products may be charged back if a customer terminates or defaults on the underlying contract within a specified period of time. Based upon our experience of terminations and defaults, we maintain a chargeback allowance that was not material to our financial statements taken as a whole as of September 30, 2003 or 2004. Should results differ materially from our historical experiences, we would need to modify our estimate of future chargebacks, which could have a material adverse effect on our operating margins.

Vendor consideration received

In November 2002, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16). EITF 02-16 establishes the accounting standards for the recognition and measurement of cash consideration paid by a vendor to a reseller. EITF 02-16 is effective for interim period financial statements beginning after December 15, 2002, with early adoption permitted.

In March 2003, the EITF revised certain provisions of its previously reached conclusions on EITF 02-16 and provided additional transitional guidance. EITF 02-16 does not provide for restatement or reclassification of prior year amounts; rather, it requires prospective application for new agreements or modifications of existing agreements entered into subsequent to December 31, 2002. We determined that EITF 02-16 impacted our accounting for certain consideration received from vendors beginning July 1, 2003 with the renewal of and amendments to our dealer agreements with the manufacturers of our products. EITF 02-16 most significantly requires us to classify interest assistance received from manufacturers as a reduction of inventory cost and related cost of sales as opposed to netting the assistance against our interest expense incurred with our lenders. Also, based on the requirements of our co-op assistance programs from our manufacturers, EITF 02-16 permits the netting of the assistance against related advertising expenses. We adopted EITF 02-16 prospectively for fiscal 2003 during the quarter ended December 31, 2002. Had we been required to adopt EITF 02-16 at the beginning of fiscal 2002, the amount of interest assistance that was originally recorded as a reduction of interest expense that would now be accounted for as a reduction of cost of sales within each year was approximately $4.0 million and $2.9 million in fiscal 2002 and 2003, respectively.

Inventories

New and used boat inventories are stated at the lower of cost, determined on a specific-identification basis, or market. Parts and accessories are stated at the lower of cost, determined on the first-in, first-out basis, or market. If the carrying amount of our inventory exceeds its fair value, we reduce the carrying amount to reflect fair value. We utilize our historical experience and current sales trends as the basis for our lower of cost or market analysis. If events occur and market conditions change, causing the fair value of our inventory to fall below carrying value, further reductions may be required.

Valuation of goodwill and other intangible assets

Goodwill and identifiable intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), and Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 requires business combinations to be accounted for using the purchase method of accounting and identifiable intangible assets acquired in a business combination to be recognized as assets and report separately from goodwill. We have determined that our most significant acquired identifiable intangible assets are the dealer agreements, which are indefinite-lived intangible assets. SFAS 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, but instead tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. SFAS 142 was effective for fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. We elected to early-adopt SFAS 142 as of the beginning of fiscal 2002.

SFAS 142 required the completion of a transitional impairment test within six months from the date of the initial adoption. We completed the transitional impairment test, which resulted in no impairment of goodwill or identifiable intangible assets as of the date of adoption. SFAS 142 also requires that we assess the impairment of identifiable intangible assets and goodwill at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of an identifiable intangible asset or goodwill exceeds its fair value, we would recognize an impairment loss. We measure any potential impairment based on various business valuation methodologies, including a projected discounted cash flow method. We completed the annual impairment test during the fourth quarter of fiscal 2004, based on financial information as of the third quarter of fiscal 2004, which resulted in no impairment of goodwill or identifiable intangible assets. To date, we have not recognized any impairment of goodwill or identifiable intangible assets in the application of SFAS 142. We will continue to test goodwill and identifiable intangible assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Prior to the adoption of SFAS 142, all purchase price in excess of the net tangible assets was recorded as goodwill and no identifiable intangible assets were recognized. Identifiable intangible assets and net goodwill amounted to $5.5 million and $50.3 million, respectively, as of September 30, 2004.

The most significant estimates used in our goodwill valuation model include estimates of the future growth in our cash flows and future working capital needs to support our projected growth. Should circumstances change causing these assumptions to differ materially than expected, our goodwill may become impaired, resulting in a material adverse effect on our operating margins.

For a more comprehensive list of our accounting policies, including those which involve varying degrees of judgment, see Note 3—“Significant Accounting Policies” of Notes to Consolidated Financial Statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

New accounting pronouncements

During December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123(R)). SFAS 123(R) replaces FASB Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and amends FASB Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows” (SFAS 95). Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and eliminates the pro forma disclosures that were allowed as an alternative to financial statement recognition. Statement 123(R) is effective the beginning of the first interim or annual period beginning after June 15, 2005. Accordingly, we will implement the revised standard in the fourth quarter of fiscal 2005 under the “modified prospective” method. We are currently assessing the implications of this revised standard, which, based on current estimates, will result in an estimated $0.03 reduction in earnings per diluted share in the fourth quarter of fiscal 2005.

Results of operations

The following table sets forth certain financial data as a percentage of revenue for the periods indicated:

	Fiscal year ended September 30,						Three months ended December 31,

(Amounts in thousands)	2002		2003		2004		2003			2004

Revenue	$540,716	100.0%	$607,501	100.0%	$762,009	100.0%	$156,659	100.0%	$184,188	100.0%
Cost of sales	416,137	77.0%	459,729	75.7%	573,616	75.3%	121,559	77.6%	140,064	76.0%

Gross profit	124,579	23.0%	147,772	24.3%	188,393	24.7%	35,100	22.4%	44,124	24.0%
Selling, general, and administrative expenses	95,567	17.7%	113,299	18.7%	139,470	18.3%	30,015	19.2%	37,140	20.2%

Income from operations	29,012	5.3%	34,473	5.7%	48,923	6.4%	5,085	3.2%	6,984	3.8%
Interest expense	1,264	0.2%	2,471	0.4%	6,499	0.9%	1,459	0.9%	2,384	1.3%

Income before tax provision	27,748	5.1%	32,002	5.3%	42,424	5.6%	3,626	2.3%	4,600	2.5%
Income tax provision	10,683	2.0%	12,321	2.0%	16,126	2.1%	1,396	0.9%	1,771	0.9%

Net income	$17,065	3.1%	$19,681	3.2%	$26,298	3.5%	$2,230	1.4%	$2,829	1.5%

Three months ended December 31, 2004 compared to three months ended December 31, 2003

Revenue. Revenue increased $27.5 million, or 17.6%, to $184.2 million for the three months ended December 31, 2004 from $156.7 million for the three months ended December 31, 2003. Of this increase, $1.6 million was attributable to stores opened or acquired that were not eligible for inclusion in the comparable-store base and $25.9 million was attributable to a 17.0% growth in comparable-store sales for the three months ended December 31, 2004. The increase in comparable-store sales for the three months ended December 31, 2004 resulted primarily from an increase of approximately $23.1 million in boat sales, including approximately $16.6 million of sales from the addition and expansion of product lines over the last 18 months. This increase in boat sales helped generate an increase in revenue from our finance, insurance, parts, and service products of approximately $2.8 million.

Gross Profit. Gross profit increased $9.0 million, or 25.7% to $44.1 million for the three months ended December 31, 2004 from $35.1 million for the three months ended December 31, 2003. Gross profit as a percentage of revenue increased to 24.0% for the three months ended December 31, 2004 from 22.4% for the three months ended December 31, 2003. The increase was primarily attributable to an increase in gross margins on boat sales, incremental improvements in parts and service revenues, which generally yield higher gross margins than boat sales, and manufacturer programs in place for the three months ended December 31, 2004, which were not available for the three months ended December 31, 2003. The increase in gross profit as a percentage of revenue was partially offset by an increase in yacht sales, which generally yield lower gross margins than boat sales.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $7.1 million, or 23.7%, to $37.1 million for the three months ended December 31, 2004 from $30.0 million for the three months ended December 31, 2003. Selling, general, and administrative expenses as a percentage of revenue increased 100 basis points to 20.2% for the three months ended December 31, 2004 from 19.2% for the three months ended December 31, 2003. The increase in selling, general, and administrative expenses as a percentage of revenue was attributable to an approximate 25 basis point increase in stores opened or acquired that were not eligible for inclusion in the comparable-store base and an approximate 75 basis point increase in comparable-store sales. The additional expenses incurred by our comparable-store locations consisted of an approximate $3.5 million increase in personnel costs and an approximate $1.0 million increase in marketing expenses associated with the increase in our overall performance, and an approximate $700,000 increase in inventory maintenance costs related to increased levels of inventory.

Interest Expense. Interest expense increased $925,000, or 63.4%, to $2.4 million for the three months ended December 31, 2004 from $1.5 million for the three months ended December 31, 2003. Interest expense as a percentage of revenue increased to 1.3% for the three months ended December 31, 2004 from 0.9% for the three months ended December 31, 2003. The increase was primarily a result of increased borrowings associated with our revolving credit facility and mortgages, which accounted for approximately $600,000 of the increase, coupled with a less favorable interest rate environment, which accounted for approximately $300,000.

Income Tax Provision. Income taxes increased $375,000, or 26.9%, to $1.8 million for the three months ended December 31, 2004 from $1.4 million for the three months ended December 31, 2003 as a result of increased earnings. Our effective income tax rate remained constant at 38.5%.

Fiscal year ended September 30, 2004 compared with fiscal year ended September 30, 2003

Revenue. Revenue increased $154.5 million, or 25.4%, to $762.0 million for the fiscal year ended September 30, 2004 from $607.5 million for the fiscal year ended September 30, 2003. Of this increase, $30.1 million was attributable to stores opened or acquired that were not eligible for inclusion in the comparable-store base and $124.4 million was attributable to a 20.7% growth in comparable-store sales in fiscal 2004. The increase in comparable-store sales in fiscal 2004 resulted primarily from an increase of approximately $117.5 million in boat sales, primarily sales from existing product lines of approximately $71.5 million and sales from new product lines added over the past 24 months of approximately $46.0 million. These increases in boat sales helped generate increases in sales of our finance, insurance, parts, and service products of approximately $6.9 million.

Gross Profit. Gross profit increased $40.6 million, or 27.5%, to $188.4 million for the fiscal year ended September 30, 2004 from $147.8 million for the fiscal year ended September 30, 2003. Gross profit margin as a percentage of revenue increased to 24.7% in fiscal 2004 from 24.3% in fiscal 2003. This increase was primarily attributable to an increase in smaller, higher margin boat sales, a general increase in gross profit margins of most categories of boat sales, and incremental improvements in finance, insurance, brokerage, parts, and service revenues, which generally yield higher gross profits than boat sales. Gross profit as a percentage of revenue increased by approximately 0.2% as a result of the implementation of EITF 02-16, which requires us to classify interest assistance received from manufacturers as a reduction of inventory cost and related cost of sales as opposed to netting the assistance against our interest expense incurred with our lenders.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $26.2 million, or 23.1%, to $139.5 million for the fiscal year ended September 30,

2004 from $113.3 million for the fiscal year ended September 30, 2003. This increase was primarily attributable to additional expenses, including marketing, incurred by our comparable-store locations associated with the comparable-store sales increase and approximately $600,000 to protect and repair our facilities and inventories from hurricanes in fiscal 2004. Selling, general, and administrative expenses as a percentage of revenue decreased to 18.3% in fiscal 2004 from 18.7% in fiscal 2003. The decrease in selling, general, and administrative expenses as a percentage of revenue was attributable to additional leveraging of our expense structure due to our comparable-store sales increase, partially offset by the hurricane related expenses and stores opened or acquired that operate at a higher expense structure than our other locations.

Interest Expense. Interest expense increased $4.0 million, or 160.0%, to $6.5 million for the fiscal year ended September 30, 2004 from $2.5 million for the fiscal year ended September 30, 2003. Interest expense as a percentage of revenue increased to 0.9% in fiscal 2004 from 0.4% in fiscal 2003. The increase in total interest charges was a result of the implementation of EITF 02-16, which increased interest expense by approximately $2.7 million. Additionally, interest expense increased by approximately $1.3 million as a result of additional borrowings associated with our revolving credit facility and mortgages, partially offset by a more favorable interest rate environment.

Income Tax Provision. Income taxes increased $3.8 million, or 30.9%, to $16.1 million for the fiscal year ended September 30, 2004 from $12.3 million for the fiscal year ended September 30, 2003 as a result of increased earnings. Our effective tax rate decreased to 38.0% for the fiscal year ended September 30, 2004 from 38.5% for the fiscal year ended September 30, 2003 as a result of a review of our effective tax rate calculation for the jurisdictions in which we currently operate.

Fiscal year ended September 30, 2003 compared with fiscal year ended September 30, 2002

Revenue. Revenue increased $66.8 million, or 12.4%, to $607.5 million for the fiscal year ended September 30, 2003 from $540.7 million for the fiscal year ended September 30, 2002. Of this increase, $35.8 million was attributable to stores opened or acquired that were not eligible for inclusion in the comparable-store base and $31.0 million was attributable to a 6% growth in comparable-store sales in fiscal 2003. The increase in comparable-store sales in fiscal 2003 resulted primarily from an increase of approximately $19.3 million in boat sales, primarily sales from our new product lines and the timing of certain yacht sales, and approximately $11.7 million in increased sales of our finance, insurance, parts, and service products.

Gross Profit. Gross profit increased $23.2 million, or 18.6%, to $147.8 million for the fiscal year ended September 30, 2003 from $124.6 million for the fiscal year ended September 30, 2002. Gross profit margin as a percentage of revenue increased to 24.3% in fiscal 2003 from 23.0% in fiscal 2002. This increase was primarily attributable to an increase in finance and insurance, parts and service revenue, which generally yield higher gross margins than boat sales. In addition, less margin pressure on smaller boats also contributed to the gross profit increase. This increase was partially offset by an increase in sales of larger boats, which historically carry lower gross profits.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased $17.7 million, or 18.6%, to $113.3 million for the fiscal year ended September 30, 2003 from $95.6 million for the fiscal year ended September 30, 2002. Selling, general, and administrative expenses as a percentage of revenue increased to 18.7% in fiscal 2003 from

17.7% in fiscal 2002. The increase in selling, general, and administrative expenses as a percentage of revenue was attributable to additional costs associated with marketing and an increased level of operations compared to that of the prior year.

Interest Expense, Net. Interest expense, net increased $1.2 million, or 95.5%, to $2.5 million for the fiscal year ended September 30, 2003 from $1.3 million for fiscal year ended September 30, 2002. Interest expense, net as a percentage of revenue, increased to 0.4% in fiscal 2003 from 0.2% in fiscal 2002. The increase in total interest charges was a result of increased long-term borrowings associated with mortgages on facilities and equipment, which increased interest expense by approximately $500,000, and the implementation of EITF 02-16, which increased interest expense by approximately $1.0 million. This increase was partially offset by a more favorable interest rate environment associated with our variable rate debt, which reduced interest expense by approximately $300,000.

Income Tax Provision. Income taxes increased $1.6 million, or 15.3%, to $12.3 million for the fiscal year ended September 30, 2003 from $10.7 million for fiscal year ended September 30, 2002. Our effective tax rate remained constant at 38.5% in fiscal 2003 and fiscal 2002.

Quarterly data and seasonality

Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories, and related short-term borrowings, in the quarterly periods ending December 31 and March 31. The onset of the public boat and recreation shows in January stimulates boat sales and allows us to reduce our inventory levels and related short-term borrowings throughout the remainder of the fiscal year. Our business could become substantially more seasonal as we acquire dealers that operate in colder regions of the United States.

The following table sets forth certain unaudited quarterly financial data for each of our last nine quarters. The information has been derived from unaudited financial statements that we believe reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such quarterly financial information.

Quarterly results may be affected by large boat sales, manufacturer incentive programs, and economic and weather conditions, which can create significant quarter-to-quarter fluctuations. For example, we believe our results in the first quarter of fiscal 2005 benefitted from a shift in business from the fourth quarter of fiscal 2004 as a result of sales delayed by hurricanes in Florida, as well as a possible acceleration of business from future quarters due to manufacturers’ incentives and other factors. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

(Amounts in thousands except share	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
and per share data)	2002	2003	2003	2003	2003	2004	2004	2004	2004

Revenue	$97,975	$159,063	$187,173	$163,290	$156,659	$202,316	$219,729	$183,305	$184,188
Cost of sales	74,320	124,822	143,469	117,118	121,559	157,160	164,691	130,206	140,064

Gross profit	23,655	34,241	43,704	46,172	35,100	45,156	55,038	53,099	44,124
Selling, general, and administrative expenses	23,802	27,370	29,278	32,849	30,015	34,269	36,602	38,584	37,140

Income (loss) from operations	(147)	6,871	14,426	13,323	5,085	10,887	18,436	14,515	6,984
Interest expense	633	216	683	939	1,459	1,701	1,706	1,633	2,384

Income (loss) before tax provision	(780)	6,655	13,743	12,384	3,626	9,186	16,730	12,882	4,600
Tax provision (benefit)	(300)	2,562	5,291	4,768	1,396	3,537	6,324	4,869	1,771

Net income (loss)	$(480)	$4,093	$8,452	$7,616	$2,230	$5,649	$10,406	$8,013	$2,829

Net income (loss) per share:
Diluted	$(0.03)	$0.26	$0.54	$0.48	$0.14	$0.34	$0.61	$0.48	$0.17

Weighted average number of shares:
Diluted	15,537,053	15,541,897	15,656,203	15,950,257	16,280,368	16,728,845	16,937,505	16,717,805	16,959,020

Liquidity and capital resources

Our cash needs are primarily for working capital to support operations, including new and used boat and related parts inventories, off-season liquidity, and growth through acquisitions and new store openings. We regularly monitor the aging of our inventories and current market trends to evaluate our current and future inventory needs. This evaluation is also used in conjunction with our review of our current and expected operating performance and expected growth to determine the adequacy of our financing needs. These cash needs have historically been financed with cash generated from operations and borrowings under our line of credit facility. We currently depend upon dividends, other payments from our consolidated operating subsidiaries, and our line of credit facility to fund our current operations and meet our cash needs. Currently, no agreements exist that restrict this flow of funds from our operating subsidiaries.

For the three months ended December 31, 2003, we generated cash flows from operating activities of approximately $2.4 million. For the three months ended December 31, 2004, cash used in operating activities was approximately $3.0 million. For the three months ended December 31, 2003, in addition to net income, cash provided by operating activities was primarily attributable to a decrease in accounts receivable due to seasonality, partially offset by our inventory management, including the management of inventory financing. For the three months ended December 31, 2004, cash used in operating activities was primarily used to decrease the accounts payable to our manufacturers, partially offset by our inventory management, including the management of inventory financing on short-term borrowings.

For the three months ended December 31, 2003 and 2004, cash used in investing activities was approximately $4.0 million and $3.5 million, respectively. Cash used in investing activities was primarily used in business acquisitions and to purchase property and equipment associated with opening new retail facilities or improving existing retail facilities.

For the three months ended December 31, 2003, cash used in financing activities was approximately $232,000. For the three months ended December 31, 2004, cash provided by financing activities was approximately $936,000. For the three months ended December 31, 2003, cash used in financing activities was primarily attributable to repayments on long-term debt, partially offset by common shares issued upon the exercise of stock options and stock purchases under our Employee Stock Purchase Plan. For the three months ended December 31, 2004, cash provided by financing was primarily attributable to common shares issued upon the exercise of stock options and stock purchases under our Employee Stock Purchase Plan, partially offset by repayments of long-term debt.

As of December 31, 2004, our indebtedness totaled approximately $259.5 million, of which approximately $25.5 million was associated with our real estate holdings and approximately $234.0 million was associated with financing our inventory and working capital needs. At December 31, 2003 and 2004, the interest rate on the outstanding short-term borrowings was 2.9% and 4.0%, respectively. At December 31, 2004, our additional available borrowings under our credit facility were approximately $26.0 million.

On February 15, 2005, we entered into an amended and restated credit and security agreement, dated as of February 3, 2005, with four financial institutions. The credit facility provides us a line of credit with asset-based borrowing availability of up to $340 million for working capital and inventory financing, with the amount of permissible borrowings determined pursuant to a borrowing base formula. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million. The credit facility accrues interest at a rate of LIBOR plus 150 to 260 basis points, with the interest rate based upon the ratio of our net outstanding borrowing to our tangible net worth. The credit facility is secured by our inventory, accounts receivable, equipment, furniture, and fixtures. The credit facility requires us to satisfy certain covenants, including maintaining a leverage ratio tied to our tangible net worth. The credit facility matures in January 2008, with two one-year renewal options.

The credit facility replaces our previous credit facility with the same financial institutions, which provided for borrowings of up to $260 million and permitted $20 million in approved-vendor floorplan borrowings. The previous credit facility bore interest at a rate of LIBOR plus 175 to 260 basis points. The other terms and conditions of the new credit facility are generally similar to the previous credit facility. The previous credit facility was scheduled to mature in December 2006, with two one-year renewal options remaining.

As is common in our industry, we receive interest assistance directly from boat manufacturers, including Brunswick. The interest assistance programs vary by manufacturer and generally include periods of free financing or reduced interest rate programs. The interest assistance may be paid directly to us or our lenders, depending on the arrangements the manufacturer has established. EITF 02-16 requires us to classify interest assistance received from manufacturers as a reduction of inventory cost and related cost of sales as opposed to netting the assistance against our interest expense incurred with our lenders. See “Management’s discussion and analysis of financial condition and results of operations—Application of critical accounting policies—vendor consideration received” for further discussion of this standard.

We issued a total of 238,317 shares of our common stock in conjunction with our Incentive Stock Plan and Employee Stock Purchase Plan during the three months ended December 31, 2004 in exchange for approximately $1.7 million in cash. Our Incentive Stock Plan provides for the grant of incentive and non-qualified stock options to acquire our common stock, the grant of common stock, the grant of stock appreciation rights, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to us. Our Employee Stock Purchase Plan is available to all our regular employees who have completed at least one year of continuous service.

Except as specified in this “Management’s discussion and analysis of financial condition and results of operations” and in our unaudited condensed consolidated financial statements for the quarterly period ended December 31, 2004 incorporated by referenced into this prospectus supplement, we have no material commitments for capital for the next 12 months. We believe that our existing capital resources will be sufficient to finance our operations for at least the next 12 months, except for possible significant acquisitions.

Impact of seasonality and weather on operations

Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories, and related short-term borrowings, in the quarterly periods ending December 31 and March 31. The onset of the public boat and recreation shows in January stimulates boat sales and allows us to reduce our inventory levels and related short-term borrowings throughout the remainder of the fiscal year. Our business could become substantially more seasonal as we acquire dealers that operate in colder regions of the United States.

Contractual commitments and commercial commitments

The following table sets forth a summary of our material contractual obligations and commercial commitments as of September 30, 2004:

Year ending September 30,	Line of	Long-term	Operating
(Amounts in thousands)	credit	debt	leases	Total

2005	$153,000	$2,885	$6,546	$162,431
2006	–	3,020	5,708	8,728
2007	–	3,054	5,264	8,318
2008	–	2,999	4,135	7,134
2009	–	3,157	1,304	4,461
Thereafter	–	11,122	1,711	12,833

Total	$153,000	$26,237	$24,668	$203,905

Business

General

We are the largest recreational boat dealer in the United States. Through 68 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas, and Utah, we sell new and used recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, and yachts), ski boats, and fishing boats, with a focus on premium brands in each segment. We also sell related marine products, including engines, trailers, parts, and accessories. In addition, we arrange related boat and yacht financing, insurance, and extended service contracts; provide repair and maintenance services; offer boat and yacht brokerage services; and, where available, slip and storage accommodations.

We are the nation’s largest retailer of Sea Ray, Hatteras, Meridian, and Boston Whaler recreational boats and yachts. Sales of new Sea Ray, Hatteras, Meridian, and Boston Whaler recreational boats and yachts, each of which is manufactured by Brunswick Corporation, accounted for approximately 60% of our revenue in fiscal 2004. Brunswick is the world’s largest manufacturer of pleasure boats and marine engines. We believe our sales represented in excess of 10% of all Brunswick marine sales during our 2004 fiscal year. Each of our principal operating subsidiaries is a party to a dealer agreement with Brunswick covering Sea Ray products and operates as the exclusive dealer of Sea Ray boats in its geographic market. We also have the right to sell Hatteras Yachts throughout the state of Florida (excluding the Florida panhandle) and the state of Texas, as well as the distribution rights for Hatteras products over 82 feet for North and South America, the Caribbean, and the Bahamas. We have distribution rights for Meridian Yachts in most of our geographic markets, excluding Arizona, California, Colorado, Nevada, and Utah. We are the exclusive dealer for Italy-based Ferretti Group for Ferretti Yachts, Pershing, Riva, Apreamare, Mochi Craft, Custom Line, and CRN mega-yachts, yachts, and other recreational boats for the United States, Canada, and the Bahamas. We also are the exclusive dealer for Bertram in the United States (excluding the Florida peninsula and certain portions of New England), Canada, and the Bahamas. We believe the brands we are adding offer a migration for our existing customer base or fill a void in our product offerings and accordingly will not compete with or cannibalize the business generated from our other prominent brands.

U.S. recreational boating industry

The total U.S. recreational boating industry generated approximately $30.0 billion in retail sales in calendar 2003, including retail sales of new and used recreational boats; marine products, such as engines, trailers, parts, and accessories; and related boating expenditures, such as fuel, insurance, docking, storage, and repairs. Retail sales of new boats, engines, trailers, and accessories accounted for approximately $23.5 billion of such sales in 2003. Retail recreational boating sales were $17.9 billion in the late 1980s, but declined to a low of $10.3 billion in 1992 based on industry data published by the National Marine Manufacturers Association. We believe this decline was attributed to several factors, including a recession, the Gulf War, and the imposition throughout 1991 and 1992 of a luxury tax on boats sold at prices in excess of $100,000. The luxury tax was repealed in 1993 and, with the exception of 1998 and 2003, retail recreational boating sales have increased every year since.

The recreational boat retail market remains highly fragmented with little consolidation having occurred to date and consists of numerous boat retailers, most of which are small companies owned by individuals that operate in a single market and provide varying degrees of merchandising, professional management, and customer service. We believe that many boat retailers are encountering increased pressure from boat manufacturers to improve their levels of service and systems, increased competition from larger national retailers in certain product lines, and, in certain cases, business succession issues.

Strategy

Our goal is to enhance our position as the nation’s leading recreational boat dealer. Key elements of our strategy include the following:

Emphasizing Customer Satisfaction and Loyalty. We seek to achieve a high level of customer satisfaction and establish long-term customer loyalty by creating an overall enjoyable boating experience beginning with a negotiation-free purchase process. We further enhance and simplify the purchase process by helping to arrange financing and insurance at our retail locations with competitive terms and streamlined turnaround. We offer the customer a thorough in-water orientation of boat operations where available, as well as ongoing boat safety, maintenance, and use seminars and demonstrations for the customer’s entire family. We also continue our customer service after the sale by leading and sponsoring MarineMax Getaways! group boating trips to various destinations, rendezvous gatherings, and on-the-water organized events to provide our customers with pre-arranged opportunities to enjoy the pleasures of the boating lifestyle. We also endeavor to provide superior maintenance and repair services, often through mobile service at the customer’s wet slip and with extended service department hours and emergency service availability, that minimize the hassles of boat maintenance.

Emphasizing Best Practices. We emphasize the “best practices” developed by us and our acquired dealers as appropriate throughout our locations. As an example, we follow a no-haggle sales approach at each of our dealerships. Under the MarineMax Value-Price approach, we sell our boats at posted prices, generally representing a discount from the manufacturer’s suggested retail price, thereby eliminating the anxieties of price negotiations that occur in most boat purchases. In addition, we adopt, where beneficial, the best practices developed by us and our acquired dealers in terms of location, design, layout, product purchases, maintenance and repair services (including extended service hours and mobile or dockside services), product mix, employee training, and customer education and services.

Achieving Operating Efficiencies and Synergies. We strive to increase the operating efficiencies of and achieve certain synergies among our dealerships in order to enhance internal growth and profitability. We centralize various aspects of certain administrative functions at the corporate level, such as accounting, finance, insurance coverage, employee benefits, marketing, strategic planning, legal support, purchasing and distribution, and management information systems. Centralization of these functions reduces duplicative expenses and permits the dealerships to benefit from a level of scale and expertise that would otherwise be unavailable to each dealership individually. We also seek to realize cost savings from reduced inventory carrying costs as a result of purchasing boat inventories on a national level and directing boats to dealership locations that can more readily sell such boats; lower financing costs through our credit sources; and volume purchase discounts and rebates for certain marine products, supplies, and advertising. The ability of our retail locations to offer the complementary services of our other retail locations, such as offering customer excursion opportunities, providing maintenance and repair services at the customer’s boat location, and giving access to a larger inventory, increases the competitiveness of each retail location. By centralizing these types of activities, our store managers have more time to focus on the customer and the development of their teams.

Emphasizing Employee Training and Development. To promote continued internal growth, we devote substantial efforts to train our employees to understand our core retail philosophies, which focus on making the purchase of a boat and its subsequent use as hassle-free and enjoyable as possible. Through our MarineMax University, or MMU, we teach our retail philosophies to existing and new employees at various locations and online, through MMU-online. MMU is a modularized and instructor-led educational program that focuses on our retailing philosophies and provides instruction on such matters as the sales process, customer service, F&I, accounting, leadership, and human resources.

Offering Additional Products and Services, Including Those Involving Higher Profit Margins. We plan to continue to offer additional product lines and services throughout our dealerships or, when appropriate, in selected dealerships. We are offering throughout our dealerships product lines that previously have been offered only at certain of our locations. We also may obtain additional product lines through the acquisition of distribution rights directly from manufacturers and the acquisition of dealerships with distribution rights. We have increased our used boat sales and yacht brokerage services through an increased emphasis on these activities, cooperative efforts among our dealerships, and the use of the Internet. We also plan to continue to grow our financing and insurance, parts and accessories, service and boat storage businesses to better serve our customers and thereby increase revenue and improve profitability of these higher margin businesses.

Pursuing Strategic Acquisitions. We capitalize upon the significant consolidation opportunities available in the highly fragmented recreational boat dealer industry by acquiring independent dealers and improving their performance and profitability through the implementation of our operating strategies. The primary acquisition focus is on well-established, high-end recreational boat dealers in geographic markets not currently served by us, particularly geographic markets with strong boating demographics, such as areas within the coastal states and the Great Lakes region. We also may seek to acquire boat dealers that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability and that can benefit substantially from our systems and operating strategies. We may expand our range of product lines, service offerings, and market penetration by acquiring companies that distribute recreational boat product lines or boating-related services different from those we currently offer. As a result of our considerable industry experience and relationships, we believe we are well positioned to identify and evaluate acquisition candidates and assess their growth prospects, the quality of their management teams, their local reputation with customers, and the suitability of their locations. We believe we are regarded as an attractive acquiror by boat dealers because of (1) the historical performance and the experience and reputation of our management team within the industry; (2) our decentralized operating strategy, which generally enables the managers of an acquired dealer to continue their involvement in dealership operations; (3) the ability of management and employees of an acquired dealer to participate in our growth and expansion through potential stock ownership and career advancement opportunities; and (4) the ability to offer liquidity to the owners of acquired dealers through the receipt of common stock or cash. Brunswick has agreed to cooperate in good faith with us and not to unreasonably withhold its consent to the acquisition by us each year of Sea Ray boat dealers with aggregate total revenue not exceeding 20% of our revenue in our prior fiscal year to the extent such Sea Ray dealers desire to be acquired by us and subject to the maximum purchase restrictions as further described in “Business— Brunswick Agreement Relating to Acquisitions.”

Opening New Facilities. We intend to continue to establish additional retail facilities in our existing and new territories. We believe that the demographics of our existing geographic territories support the opening of additional facilities, and we have opened 14 new retail facilities, excluding those opened on a temporary basis for a specific purpose, since our formation in January 1998. We also plan to reach new customers through various innovative retail formats developed by us, such as mall stores and floating retail facilities. Our mall store concept is unique to the boating industry and is designed to draw mall traffic, thereby providing exposure to boating for the non-boating public as well as displaying our new product offerings to boating enthusiasts. Floating retail facilities place the sales facility, with a customer reception area and sales offices, on or anchored to a dock in a marina and use adjacent boat slips to display our new and used boats in areas of high boating activity. We continually monitor the performance of our retail locations and close retail locations that do not meet our expectations or that were opened for a specific purpose that is no longer relevant. Since March 1998, we have closed nine retail locations, excluding those opened on a temporary basis for a specific purpose.

Utilization of the Internet. Our web initiative, www.MarineMax.com, provides customers with the ability to learn more about our company and our products. Our website generates direct sales and provides our stores with leads to potential customers for new and used boats and brokerage services. We also plan to expand our ability to offer financing and parts and accessories on our website.

Promoting Brand Name Recognition and the MarineMax Connection. We are promoting our brand name recognition to take advantage of our status as the nation’s only coast-to-coast marine retailer. This strategy also recognizes that many existing and potential customers who reside in Northern markets and vacation for substantial periods in Southern markets will prefer to purchase and service their boats from the same well-known company. We refer to this strategy as the “MarineMax Connection.” As a result, our signage emphasizes the MarineMax name at each of our locations, and we conduct national advertising in various print and other media.

Operating with Decentralized Management. We maintain a generally decentralized approach to the operational management of our dealerships. The decentralized management approach takes advantage of the extensive experience of local managers, enabling them to implement policies and make decisions, including the appropriate product mix, based on the needs of the local market. Local management authority also fosters responsive customer service and promotes long-term community and customer relationships. In addition, the centralization of certain administrative functions at the corporate level enhances the ability of local managers to focus their efforts on day-to-day dealership operations and the customers.

Utilizing Technology Throughout Operations. We believe that our management information system, which currently is being utilized by each operating subsidiary and was developed over a number of years through cooperative efforts with a common vendor, enhances our ability to integrate successfully the operations of our operating subsidiaries and future acquired dealers. The system facilitates the interchange of information and enhances cross-selling opportunities throughout our company. The system integrates each level of operations on a company-wide basis, including purchasing, inventory, receivables, financial reporting, budgeting, and sales management. The system also provides sales representatives with prospect and customer information that aids them in tracking the status of their contacts with prospects, automatically generates follow-up correspondence to such prospects, facilitates the availability of boats company-wide, locates boats needed to satisfy particular customer requests, and monitors the maintenance and service needs of customers’ boats. Our representatives also utilize the computer system to assist in arranging customer financing and insurance packages. Our managers use a web-based tool to access essentially all financial and operational data from anywhere at any time.

Products and services

We offer new and used recreational boats and related marine products, including engines, trailers, parts, and accessories. While we sell a broad range of new and used boats, we focus on premium brand products. In addition, we assist in arranging related boat financing, insurance, and extended service contracts; provide boat maintenance and repair services; provide boat brokerage services; and offer slip and storage accommodations.

New boat sales

We primarily sell recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, yachts, and mega-yachts) and fishing boats. The principal products we offer are manufactured by Brunswick, the leading worldwide manufacturer of recreational boats, including Sea Ray pleasure boats, Hatteras Yachts, Meridian Yachts, and Boston Whaler fishing boats. In fiscal 2004, approximately 60% of our revenue was derived from the sale of new boats manufactured by Brunswick. We believe that we represented in excess of 10% of all of Brunswick’s marine product sales during that period. We also sell mega-yachts, yachts, and other recreational boats manufactured by Bertram and the Italy-based Ferretti Group, including Ferretti Yachts, Pershing, Riva, Apreamare, Mochi Craft, Custom Line, and CRN. Certain of our dealerships also sell luxury yachts, fishing boats, ski boats, and pontoon boats provided by other manufacturers. During fiscal 2004, new boat sales accounted for approximately 68.2% of our revenue.

We offer recreational boats in most market segments, but have a particular focus on premium quality pleasure boats and yachts as reflected by our fiscal 2004 average new boat sales price of approximately $89,000 compared with an estimated industry average selling price of approximately $30,000 based on industry data published by the National Marine Manufacturers Association. Given our locations in some of the more affluent, offshore boating areas in the United States and emphasis on high levels of customer service, we sell a relatively higher percentage of large recreational boats, such as mega-yachts, yachts, and sport cruisers. We believe that the product lines we offer are among the highest quality within their respective market segments, with well-established trade-name recognition and reputations for quality, performance, and styling.

The following table is illustrative of the range and approximate manufacturer suggested retail price range of new boats that we offer, but is not all inclusive:

Manufacturer Suggested
Product Line and Trade Name	Overall Length	Retail Price Range

Mega-Yachts
Custom Line	94 ' to 128'	$9,000,000 to $15,000,000+
CRN	150'+	17,000,000+
Motor Yachts
Hatteras Motor Yachts	64 ' to 100'	2,300,000 to 10,000,000+
Ferretti	46 ' to 88'	1,300,000 to 7,000,000+
Convertibles
Hatteras Convertibles	50 ' to 90'	1,000,000 to 7,000,000+
Bertram	39 ' to 67'	570,000 to 4,000,000+
Pleasure Boats
Sea Ray	17 ' to 68'	20,000 to 4,000,000
Meridian	35 ' to 59'	250,000 to 1,400,000
Fishing Boats
Boston Whaler	11 ' to 32'	8,000 to 210,000
Specialty Boats & Yachts
Pershing	50 ' to 115'	1,600,000 to 13,000,000+
Riva	33 ' to 115'	570,000 to 7,000,000+
Apreamare	25 ' to 53'	350,000 to 2,000,000+
Mochi Craft	51 ' to 72'	1,500,000 to 3,000,000+

Mega-Yachts. Custom Line and CRN are considered two of the world’s premier mega-yacht product lines and represent our most expensive product offerings. All Custom Line and CRN models include state-of-the-art designs with live-aboard luxuries. Both the Custom Line series, ranging from 94 feet to 128 feet, and the CRN series, ranging from over 150 feet, offer multiple decks with an enormous amount of living space, luxurious salon/galley arrangements, and multiple VIP and guest staterooms.

Motor Yachts. Hatteras Yachts and Ferretti Group are two of the world’s premier yacht builders. The motor yacht product lines typically include state-of-the-art designs with live-aboard luxuries. The Hatteras series offers a flybridge with extensive guest seating; covered aft deck, which may be fully or partially enclosed, providing the boater with additional living space; an elegant salon; and multiple staterooms for accommodations. Ferretti is known for its European styling, speed, performance, and offers luxurious salon/galley arrangements and multiple staterooms with private heads.

Convertibles. Hatteras Yachts and Bertram are two of the world’s premier convertible yacht builders and offer state-of-the-art designs with live-aboard luxuries. Convertibles are primarily fishing vessels, which are well equipped to meet the needs of even the most serious tournament-class competitor. The Hatteras series features interiors that offer luxurious salon/galley arrangements, multiple staterooms with private heads, and a cockpit that includes a bait and tackle center, fishbox, and freezer. The Bertram series features interiors that offer spacious living room and salon/galley arrangements, multiple staterooms with private heads, and a cockpit that includes storage for big catches, ample prep area, open sink area, live-bait storage, and stand-up rod storage.

Pleasure Boats. Sea Ray and Meridian pleasure boats target both the luxury and the family recreational boating markets and come in a variety of configurations to suit each customer’s particular recreational boating style. Sea Ray sport yachts and yachts serve the luxury segment of the recreational boating market and include top-of-the-line living accommodations with a salon, a fully equipped galley, and multiple staterooms. Sea Ray sport yachts and yachts are available in cabin, bridge cockpit, and express cruiser models. Sea Ray sport boat and sport cruiser models are designed for performance and dependability to meet family recreational needs and include many of the features and accommodations of Sea Ray’s sport yacht and yacht models. Meridian sport yachts and yachts are known for their solid performance and thoughtful use of space with 360-degree views and spacious salon, galley, and stateroom accommodations. Meridian sport yachts and yachts are available in sedan, motoryacht, and pilothouse models. All Sea Ray and Meridian pleasure boats feature custom instrumentation that may include an electronics package; various hull, deck, and cockpit designs that can include a swim platform, bow pulpit, and raised bridge; and various amenities, such as swivel bucket helm seats, lounge seats, sun pads, wet bars, built-in ice chests, and refreshment centers. Most Sea Ray and Meridian pleasure boats feature Mercury or MerCruiser engines.

Fishing Boats. The fishing boats we offer, such as Boston Whaler, range from entry level models to advanced models designed for fishing and water sports in lakes, bays, and off-shore waters, with cabins with limited live-aboard capability. The fishing boats typically feature livewells, in-deck fishboxes, splash-well gates with rodholders, rigging stations, cockpit coaming pads, and fresh and saltwater washdowns.

Specialty Boats. Pershing, Riva, Apreamare, and Mochi Craft specialty boats and yachts are known for exceptional quality, design, and innovation and are considered premium products in their respective segments. The Pershing series is considered a perfect blend of high performance, luxury, and the comfort of perfectly blended interior space. The Riva series is considered by those who want the best, expect the best, and live the best as the luxury boat of choice. The Apreamare series is considered one of the most exciting and most desirable express cruisers on the market with an unparalleled European design. The Mochi Craft series is an old-style revolution that rediscovers the natural lines of the 1950s.

Used boat sales

We sell used versions of the new makes and models we offer and, to a lesser extent, used boats of other makes and models generally taken as trade-ins. During fiscal 2004, used boat sales accounted for approximately 19.0% of our revenue, and approximately 78% of the used boats we sold were Brunswick models.

Our used boat sales depend on our ability to source a supply of high-quality used boats at attractive prices. We acquire substantially all of our used boats through customer trade-ins. We intend to continue to increase our used boat business as a result of the increased availability of quality used boats generated from our expanding sales efforts, the increasing number of used boats that are well-maintained through our service initiatives, our ability to market used boats throughout our combined dealership network to match used boat demand, and the experience of our yacht brokerage operations. Additionally, substantially all of our used boat inventory is posted on our web site, www.MarineMax.com, which expands the awareness and availability of our products to a large audience of boating enthusiasts.

At most of our retail locations, we offer the Sea Ray Legacy warranty plan available for used Sea Ray boats less than six years old. The Legacy plan applies to each qualifying used Sea Ray boat, which has passed a 48-point inspection, and provides protection against failure of most mechanical parts for up to three years. We believe that the Sea Ray Legacy warranty plan, which is only available for used Sea Ray boats purchased from a Sea Ray dealer, enhances our sales of used Sea Ray boats by motivating purchasers of used Sea Ray boats to purchase only from a Sea Ray dealer and motivating sellers of Sea Ray boats to sell through a Sea Ray dealer.

Marine engines, related marine equipment, and boating accessories

We offer marine engines and propellers, substantially all of which are manufactured by Mercury Marine, a division of Brunswick. We sell marine engines and propellers primarily to retail customers as replacements for their existing engines or propellers. Mercury Marine has introduced various new engine models that reduce engine emissions to comply with current Environmental Protection Agency requirements. See “Business— Environmental and Other Regulatory Issues.” An industry leader for almost six decades, Mercury Marine specializes in state-of-the-art marine propulsion systems and accessories. Many of our operating subsidiaries have been recognized by Mercury Marine as “Premier Service Dealers.” This designation is generally awarded based on meeting certain standards and qualifications.

We also sell related marine parts and accessories, including oils, lubricants, steering and control systems, corrosion control products, engine care, maintenance, and service products (primarily Mercury Marine’s branded products); high-performance accessories (such as propellers) and instruments; and a complete line of boating accessories, including life jackets, inflatables, and water sports equipment. We also offer novelty items, such as shirts, caps, and license plates bearing the manufacturer’s or dealer’s logo.

The sale of marine engines, related marine equipment, and boating accessories accounted for approximately 3.0% of our fiscal 2004 revenue.

Maintenance, repair, and storage services

Providing customers with professional, prompt maintenance and repair services is critical to our sales efforts and contributes to our profitability. We provide maintenance and repair services at most of our retail locations, with extended service hours at certain of our locations. In addition, in many of our markets, we provide mobile maintenance and repair services at the location of the customer’s boat. We believe that this service commitment is a competitive advantage in the markets in which we compete and is critical to our efforts to provide a trouble-free boating experience. To further this commitment, in certain of our markets, we have opened stand-alone maintenance and repair facilities in locations that are more convenient for our customers and that increase the availability of such services. We also believe that our maintenance and repair services contribute to strong customer relationships and that our emphasis on preventative maintenance and quality service increases the potential supply of well-maintained boats for our used boat sales.

We perform both warranty and non-warranty repair services, with the cost of warranty work reimbursed by the manufacturer in accordance with the manufacturer’s warranty reimbursement program. For warranty work, Brunswick reimburses a percentage of the dealer’s posted service labor rates, with the percentage varying depending on the dealer’s customer satisfaction index rating and attendance at service training courses. We derive the majority of our warranty revenue from Brunswick products, as Brunswick products comprise the majority of products sold. Certain other manufacturers reimburse warranty work at a fixed amount per repair. Because boat manufacturers permit warranty work to be performed only at authorized dealerships, we receive substantially all of the warranted maintenance and repair work required for the new boats we sell. The third-party extended warranty contracts we offer also result in an ongoing demand for our maintenance and repair services for the duration of the term of the extended warranty contract.

Our maintenance and repair services are performed by manufacturer-trained and certified service technicians. In charging for our mechanics’ labor, many of our dealerships use a variable rate structure designed to reflect the difficulty and sophistication of different types of repairs. The percentage markups on parts are similarly based on manufacturer suggested prices and market conditions for different parts.

At many of our locations, we offer boat storage services, including in-water slip storage and inside and outside land storage. These storage services are offered at competitive market rates and include in-season and winter storage.

Maintenance, repair, and storage services accounted for approximately 4.9% of our revenue during fiscal 2004. This includes warranty and non-warranty services.

F&I products

At each of our retail locations, we offer our customers the ability to finance new or used boat purchases and to purchase extended service contracts and arrange insurance coverage, including boat property, credit life, and accident, disability, and casualty insurance coverage (collectively, “F&I”).

We have relationships with various national marine product lenders under which the lenders purchase retail installment contracts evidencing retail sales of boats and other marine products that are originated by us in accordance with existing pre-sale agreements between us and the lenders. These arrangements permit us to receive a portion of the finance charges expected to be earned on the retail installment contract based on a variety of factors, including the credit standing of the buyer, the annual percentage rate of the contract charged to the buyer, and the lender’s then current minimum required annual percentage rate charged to the buyer on the contract. This participation is subject to repayment by us if the buyer prepays the contract or defaults within a designated time period, usually 90 to 180 days. To the extent required by applicable state law, our dealerships are licensed to originate and sell retail installment contracts financing the sale of boats and other marine products.

We also offer third-party extended service contracts under which, for a predetermined price, we provide all designated services pursuant to the service contract guidelines during the contract term at no additional charge to the customer above a deductible. While we sell all new boats with the boat manufacturer’s standard hull warranty of generally five years and standard engine warranty of generally one year, extended service contracts provide additional coverage beyond the time frame or scope of the manufacturer’s warranty. Purchasers of used boats generally are able to purchase an extended service contract, even if the selected boat is no longer covered by the manufacturer’s warranty. Generally, we receive a fee for arranging an extended service contract. Most required services under the contracts are provided by us and paid for by the third-party contract holder.

We also are able to assist our customers with the opportunity to purchase credit life insurance, accident and disability insurance, and property and casualty insurance. Credit life insurance policies provide for repayment of the boat financing contract if the purchaser dies while the contract is outstanding. Accident and disability insurance policies provide for payment of the monthly contract obligation during any period in which the buyer is disabled. Property and casualty insurance covers loss or damage to the boat. We do not act as an insurance broker or agent or issue insurance policies on behalf of insurers. We, however, provide marketing activities and other related services to insurance companies and brokers for which we receive marketing fees. One of our strategies is to generate increased marketing fees by offering more competitive insurance products.

During fiscal 2004, fee income generated from F&I products accounted for approximately 3.4% of our revenue. We believe that our customers’ ability to obtain competitive financing quickly and easily at our dealerships complements our ability to sell new and used boats. We also believe our ability to provide customer-tailored financing on a “same-day” basis gives us an advantage over many of our competitors, particularly smaller competitors that lack the resources to arrange boat financing at their dealerships or that do not generate sufficient volume to attract the diversity of financing sources that are available to us.

Brokerage services

Through employees or subcontractors that are licensed boat or yacht brokers, we offer boat or yacht brokerage services at most of our retail locations. For a commission, we offer for sale brokered boats or yachts, listing them on the “BUC” system, and advising our other retail locations of their availability through our integrated computer system and posting them on our web site, www.MarineMax.com. The BUC system, which is similar to a real estate multiple listing service, is a national boat or yacht listing service of approximately 900 brokers maintained by BUC International. Often sales are co-brokered, with the commission split between the buying and selling brokers. We believe that our access to potential used boat customers and methods of listing and advertising customers’ brokered boats or yachts is more extensive than is typical among brokers. In addition to generating revenue from brokerage commissions, our brokerage services also enable us to offer a broad array of used boats or yachts without increasing related inventory costs. During fiscal 2004, brokerage services accounted for approximately 1.3% of our revenue.

Our brokerage customers generally receive the same high level of customer service as our new and used boat customers. Our waterfront retail locations enable in-water demonstrations of an on-site brokered boat. Our maintenance and repair services, including mobile service, also are generally available to our brokerage customers. The purchaser of a Sea Ray boat brokered through us also can take advantage of MarineMax Getaways! weekend and day trips and other rendezvous gatherings and in-water events, as well as boat operation and safety seminars. We believe that the array of services we offer are unique in the brokerage business.

Retail locations

We sell our recreational boats and other marine products and offer our related boat services through 68 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas, and Utah. Each retail location generally includes an indoor showroom (including some of the industry’s largest indoor boat showrooms) and an outside area for displaying boat inventories, a business office to assist customers in arranging financing and insurance, and maintenance and repair facilities.

Many of our retail locations are waterfront properties on some of the nation’s most popular boating locations, including the Delta Basin, Mission Bay, and Newport Bay in California; multiple locations on the Intracoastal Waterway, the Atlantic Ocean, Biscayne Bay, Naples Bay (next to the Gulf of Mexico), Tampa Bay, and the Caloosahatchee River in Florida; Lake Lanier and Lake Altoona in Georgia; Leech Lake and the St. Croix River in Minnesota; Barnegat Bay, the Delaware River, the Hudson River, Lake Hopatcong, Little Egg Harbor, and the Manasquan River in New Jersey; Lake Erie in Ohio; Clear Lake, Lake Canroe, and Lake Lewisville in Texas; and Chesapeake Bay in Maryland. Our waterfront retail locations, most of which include marina-type facilities and docks at which we display our boats, are easily accessible to the boating populace, serve as in-water showrooms, and enable the sales force to give customers immediate in-water demonstrations of various boat models. Most of our other locations are in close proximity to water.

We plan to reach new customers by expanding in new locations through various innovative retail formats, such as mall stores and floating retail facilities. Our mall store concept is unique to the boating industry and is designed to draw mall traffic, thereby providing exposure to boating to the non-boating public as well as displaying our new product offerings to boating enthusiasts. Floating retail facilities place the sales facility, with a customer reception area and sales offices, on or anchored to a dock in a marina and use adjacent boat slips to display new and used boats in areas of high boating activity.

Operations

Dealership operations and management

We have adopted a generally decentralized approach to the operational management of our dealerships. While certain administrative functions are centralized at the corporate level, local management is primarily responsible for the day-to-day operations of the retail locations. Each retail location is managed by a store manager, who oversees the day-to-day operations, personnel, and financial performance of the individual store, subject to the direction of a district manager, who generally has responsibility for the retail locations within a specified geographic region. Typically, each retail location also has a staff consisting of a sales manager, an F&I manager, a parts and service manager, sales representatives, maintenance and repair technicians, and various support personnel.

We attempt to attract and retain quality employees at our retail locations by providing them with ongoing training to enhance sales professionalism and product knowledge, career advancement opportunities within a larger company, and favorable benefit packages. We maintain a formal training program, called MarineMax University or “MMU,” which provides training for employees in all aspects of our operations. Training sessions are held at our various regional locations covering a variety of topics. MMU-online offers various modules over the Internet. Highly trained, professional sales representatives are an important factor to our successful sales efforts. These sales representatives are trained at MMU to recognize the importance of fostering an enjoyable sales process, to educate customers on the operation and use of the boats, and to assist customers in making technical and design decisions in boat purchases. The overall focus of MMU is to teach our core retailing values, which focus on customer service.

Sales representatives receive compensation primarily on a commission basis. Each store manager is a salaried employee with incentive bonuses based on the performance of the managed dealership. Maintenance and repair service managers receive compensation on a salary basis with bonuses based on the performance of their departments. Our management information system provides each store and department manager with daily financial and operational information, enabling them to monitor their performance on a daily, weekly, and monthly basis. We have a uniform, fully integrated management information system serving each of our dealerships.

Sales and marketing

Our sales philosophy focuses on selling the pleasures of the boating lifestyle. We believe that the critical elements of our sales philosophy include our appealing retail locations, our no-hassle sales approach, highly trained sales representatives, high level of customer service, emphasis on educating the customer and the customer’s family on boat usage, and providing our customers with opportunities for boating. We strive to provide superior customer service and support before, during, and after the sale.

Each retail location offers the customer the opportunity to evaluate a large variety of new and used boats in a comfortable and convenient setting. Our full-service retail locations facilitate a turn-key purchasing process that includes attractive lender financing packages, extended service agreements, and insurance. Many of our retail locations are located on waterfronts and marinas, which attract boating enthusiasts and enable customers to operate various boats prior to making a purchase decision.

We sell our boats at posted value prices that generally represent a discount from the manufacturer’s suggested retail price. Our sales approach focuses on customer service by minimizing customer anxiety associated with price negotiation.

As a part of our sales and marketing efforts, we also participate in boat shows and in-the-water sales events at area boating locations, typically held in January and February, in each of our markets and in certain locations in close proximity to our markets. These shows and events are normally held at convention centers or marinas, with area dealers renting space. Boat shows and other offsite promotions are an important venue for generating sales orders. The boat shows also generate a significant amount of interest in our products resulting in boat sales after the show.

We emphasize customer education through one-on-one education by our sales representatives and, at some locations, our delivery captains, before and after a sale, and through in-house seminars for the entire family on boat safety, the use and operation of boats, and product demonstrations. Typically, one of our delivery captains or the sales representative delivers the customer’s boat to an area boating location and thoroughly instructs the customer about the operation of the boat, including hands-on instructions for docking and trailering the boat. To enhance our customer relationships after the sale, we lead and sponsor MarineMax Getaways! group boating trips to various destinations, rendezvous gatherings, and on-the-water organized events that promote the pleasures of the boating lifestyle. Each company-sponsored event, planned and led by a company employee, also provides a favorable medium for acclimating new customers to boating and enables us to promote actively new product offerings to boating enthusiasts.

As a result of our relative size, we believe we have a competitive advantage within the industry by being able to conduct an organized and systematic advertising and marketing effort. Part of our marketing effort includes an integrated prospect management system that tracks the status of each sales representative’s contacts with a prospect, automatically generates follow-up correspondence, facilitates company-wide availability of a particular boat or other marine product desired by a customer, and tracks the maintenance and service needs for the customer’s boat.

Suppliers and inventory management

We purchase substantially all of our new boat inventory directly from manufacturers, which allocate new boats to dealerships based on the amount of boats sold by the dealership. We also exchange new boats with other dealers to accommodate customer demand and to balance inventory.

We purchase new boats and other marine-related products from Brunswick, which is the world’s largest manufacturer of pleasure boats and marine engines, including Sea Ray, Hatteras, Meridian, Boston Whaler, Baja, and Princecraft. We also purchase new boats and other marine related products from other manufacturers, including Bertram, Century, Ferretti, Grady White, MB Sports, Sea Pro, and Tracker Marine. In fiscal 2004, sales of new Brunswick boats accounted for approximately 60% of our revenue. No other manufacturer accounted for more than 10% of our revenue in fiscal 2004. We believe our Sea Ray boat purchases represented approximately 34% of new Sea Ray boat sales and in excess of 10% of all Brunswick marine product sales during fiscal 2004.

Through operating subsidiaries, we have entered into agreements with Brunswick covering Sea Ray products. The dealer agreements with the Sea Ray division of Brunswick do not restrict our right to sell any Sea Ray product lines or competing products. The terms of the multi-year dealer agreements appoint us as the non-exclusive dealer for the retail sale, display, and servicing of designated Sea Ray products and repair parts currently or in the future sold by Sea Ray in the designated geographic areas.

The dealer agreement with Ferretti Group and Bertram does not restrict our right to sell any Ferretti Group and Bertram product lines but has certain restrictions relating to competing products. The three-year dealer agreement appoints us as the exclusive dealer for the retail sale, display, and servicing of designated Ferretti Group and Bertram products and repair parts currently or in the future sold by Ferretti Group and Bertram in the designated geographic areas.

Arrangements with certain other manufacturers may restrict our right to offer some product lines in certain markets.

We typically deal with each of our manufacturers, other than the Sea Ray division of Brunswick, Ferretti Group, and Bertram, under an annually renewable, non-exclusive dealer agreement. Manufacturers generally establish prices on an annual basis, but may change prices in their sole discretion. Manufacturers typically discount the cost of inventory and offer inventory financing assistance during the manufacturers’ slow seasons, generally October through March. To obtain lower cost of inventory, we strive to capitalize on these manufacturer incentives to take product delivery during the manufacturers’ slow seasons. This permits us to gain pricing advantages and better product availability during the selling season.

We transfer individual boats among our retail locations to fill customer orders that otherwise might take substantially longer to fill from the manufacturer. This reduces delays in delivery, helps us maximize inventory turnover, and assists in minimizing potential overstock or out-of-

stock situations. We actively monitor our inventory levels to maintain levels appropriate to meet current anticipated market demands. We are not bound by contractual agreements governing the amount of inventory that we must purchase in any year from any manufacturer, but the failure to purchase at agreed upon levels may result in the loss of certain manufacturer incentives. We participate in numerous end-of-summer manufacturer boat shows, which manufacturers sponsor to sell off their remaining inventory at reduced costs before the introduction of new model year products, typically beginning in July.

Inventory financing

Marine manufacturers customarily provide interest assistance programs to retailers. The interest assistance varies by manufacturer and may include periods of free financing or reduced interest rate programs. The interest assistance may be paid directly to the retailer or the financial institution depending on the arrangements the manufacturer has established. We believe that our financing arrangements with manufacturers are standard within the industry.

In March 2003, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) revised certain provisions of its previously reached conclusions on EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16), and provided additional transitional guidance. EITF 02-16 does not provide for restatement or reclassification of prior year amounts; rather, it requires prospective application for new agreements or modifications of existing agreements entered into subsequent to December 31, 2002. We determined that EITF 02-16 impacts the way we account for interest assistance received from vendors beginning after July 1, 2003 with the renewal of and amendments to our dealer agreements with the manufacturers of our products. EITF 02-16 most significantly requires us to classify interest assistance received from manufacturers as a reduction of inventory cost and related cost of sales as opposed to netting the assistance against our interest expense incurred with our lenders.

Our credit facility provides us a line of credit with asset-based borrowing availability of up to $340 million for working capital and inventory financing, with the amount of permissible borrowings determined pursuant to a borrowing base formula. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million. The credit facility accrues interest at a rate of LIBOR plus 150 to 260 basis points, with the interest rate based upon the ratio of our net outstanding borrowing to our tangible net worth. The credit facility is secured by our inventory, accounts receivable, equipment, furniture, and fixtures. The credit facility requires us to satisfy certain covenants, including maintaining a leverage ratio tied to our tangible net worth. The credit facility matures in January 2008, with two one-year renewal options.

As of December 31, 2004, we owed an aggregate of approximately $234.0 million under our previous revolving credit facility. As of December 31, 2004, our previous revolving credit facility provided us with an additional available borrowing capacity of approximately $26.0 million, which was increased pursuant to our amended credit facility entered into during February 2005. Advances on the previous facility accrued interest at a rate of 4.0% as of December 31, 2004. We were in compliance with all covenants in the previous facility as of December 31, 2004.

Management information system

We believe that our management information system, which currently is being utilized by each of our operating subsidiaries and was developed over a number of years through cooperative efforts with the vendor, enhances our ability to integrate successfully the operations of our operating subsidiaries and future acquisitions, facilitates the interchange of information, and enhances cross-selling opportunities throughout our company. The system integrates each level of operations on a company-wide basis, including purchasing, inventory, receivables, financial reporting and budgeting, and sales management. The system enables us to monitor each dealership’s operations in order to identify quickly areas requiring additional focus and to manage inventory. The system also provides sales representatives with prospect and customer information that aids them in tracking the status of their contacts with prospects, automatically generates follow-up correspondence to such prospects, facilitates the availability of a particular boat company-wide, locates boats needed to satisfy a particular customer request, and monitors the maintenance and service needs of customers’ boats. Company representatives also utilize the system to assist in arranging financing and insurance packages. In October 2002, Brunswick acquired the vendor of our management information system.

Brunswick agreement relating to acquisitions

We and Brunswick are parties to an agreement providing for Brunswick to cooperate in good faith and not to unreasonably withhold its consent to the acquisitions each year by us of Sea Ray boat dealers with aggregate total revenue not exceeding 20% of our revenue in our prior fiscal year. Any acquisitions in excess of the 20% benchmark will be at Brunswick’s discretion. In the event that our purchases of Sea Ray boats exceed 49% of the purchases of Sea Ray boats by all Sea Ray boat dealers, including us, in any fiscal year of Brunswick, the agreement provides that we and Brunswick will negotiate in good faith the standards for acquisitions of Sea Ray boat dealers by us during Brunswick’s next succeeding fiscal year but that Brunswick may grant or withhold its consent to any such acquisition in its sole discretion for as long as our Sea Ray boat purchases exceed the 49% benchmark.

Dealer agreements with Brunswick

Brunswick, through its Sea Ray division, and we, through our principal operating subsidiaries, are parties to Sales and Service Agreements relating to Sea Ray products. These dealer agreements appoint one of our operating subsidiaries as a non-exclusive dealer for the retail sale, display, and servicing of designated Sea Ray products and repair parts currently or in the future sold by Sea Ray. Each dealer agreement designates a non-exclusive area of primary responsibility for the dealer, which is a geographical area in proximity to the dealer’s retail locations based on such areas that are customarily designated by Sea Ray and applicable to its domestic dealers. Each dealer agreement also specifies retail locations, which the dealer may not close, change, or add to without the prior written consent of Sea Ray, provided that Sea Ray may not unreasonably withhold its consent. Upon at least one year’s prior notice and the failure by the dealer to cure, Sea Ray may remove the dealer’s right to operate any particular retail location if the dealer fails to meet its material obligations, performance standards, or terms, conditions, representations, warranties, and covenants applicable to that location. Each dealer agreement also restricts the dealer from selling, advertising, soliciting for sale, or offering for resale any Sea Ray products outside its area of primary responsibility without the prior written consent of Sea Ray as long as similar restrictions also apply to all domestic Sea Ray dealers selling comparable Sea Ray products. Each dealer agreement provides for the lowest product prices charged by the Sea Ray division of Brunswick from time to time to other domestic Sea Ray dealers, subject to the dealer meeting all the requirements and conditions of Sea Ray’s applicable programs and the right of Brunswick in good faith to charge lesser prices to other dealers to meet existing competitive circumstances, for unusual and non-ordinary business circumstances, or for limited duration promotional programs.

Each dealer agreement requires the dealer to

•  promote, display, advertise, and sell Sea Ray boats at each of its retail locations in accordance with the agreement and applicable laws;

•  purchase and maintain sufficient inventory of current Sea Ray boats to meet the reasonable demand of customers at each of its locations and to meet the minimum inventory requirements applicable to all Sea Ray dealers;

•  maintain at each retail location, or at another acceptable location, a service department to service Sea Ray boats promptly and professionally and to maintain parts and supplies to service Sea Ray boats properly on a timely basis;

•  perform all necessary installation and inspection services prior to delivery to purchasers and perform post-sale services of all Sea Ray products sold by the dealer or brought to the dealer for service;

•  furnish purchasers with Sea Ray’s limited warranty on new products and with information and training as to the sale and proper operation and maintenance of Sea Ray boats;

•  assist Sea Ray in performing any product defect and recall campaigns;

•  maintain complete product sales and service records;

•  achieve sales performance in accordance with fair and reasonable sales levels established by Sea Ray, after consultation with the dealer, based on factors such as population, sales potential, local economic conditions, competition, past sales history, number of retail locations, and other special circumstances that may affect the sale of products or the dealer, in each case consistent with standards established for all domestic Sea Ray dealers selling comparable products;

•  provide designated financial information;

•  conduct its business in a manner that preserves and enhances the reputation of Sea Ray and the dealer for providing quality products and services;

•  maintain the financial ability to purchase and maintain on hand required inventory levels;

•  indemnify Sea Ray against any claims or losses resulting from the dealer’s failure to meet its obligations to Sea Ray;

•  maintain customer service ratings sufficient to maintain Sea Ray’s image in the marketplace; and

•  achieve within designated time periods and thereafter maintain master dealer status (which is Sea Ray’s highest performance status) for the locations designated by Sea Ray and the dealer.

Each dealer agreement may be terminated

•  by Sea Ray if the dealer fails or refuses to place a minimum stocking order of the next model year’s products in accordance with requirements applicable to all Sea Ray dealers generally or fails to meet its financial obligations as they become due to Sea Ray or to the dealer’s lenders;

•  by Sea Ray or the dealer where good cause exists (including the material breach, default, or noncompliance with any material term, provision, warranty, or obligation under the agree-

ment) and has not been cured within 60 days of prior written notice of the claimed deficiency or at the end of the 60-day period without the opportunity to cure where the cause constitutes bad faith;

•  by Sea Ray or the dealer in the event of the insolvency, bankruptcy, or receivership of the other;

•  by Sea Ray in the event of the assignment of the agreement by the dealer without the prior written consent of Sea Ray;

•  by Sea Ray upon at least 10 days’ prior written notice in the event of the failure to pay any sums due and owing to Sea Ray that are not disputed in good faith;

•  by Sea Ray if a majority of our Board of Directors does not consist of William H. McGill Jr. and other persons agreed to by Brunswick; or

•  upon the mutual consent of the dealer and Sea Ray.

Employees

As of September 30, 2004, we had approximately 1,500 employees, approximately 1,430 of whom were in store-level operations and approximately 70 of whom were in corporate administration and management. We are not a party to any collective bargaining agreements and are not aware of any efforts to unionize our employees. We consider our relations with our employees to be excellent.

Trademarks and service marks

We have registered trade names and trademarks with the U.S. Patent and Trademark Office for various names, including “MarineMax,” “MarineMax Getaways!,” “MarineMax Care,” “Delivering the Dream,” “MarineMax Delivering the Boating Dream,” and “Newcoast Financial Services.” We have registered the name “MarineMax” in the European Community. We have trademark applications pending with the U.S. Patent and Trademark Office for “Value Price” and “Women on Water.” We have trade name and trademark applications pending in Canada for various names, including “MarineMax,” “MarineMax Value-Price,” “Value-Price,” “Delivering the Dream,” “Selling and Delivering the Dream,” “Selling the Dream,” and “The Water Gene.” There can be no assurance that any of these applications will be granted.

Seasonality and weather conditions

Our business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets. Over the three-year period ended September 30, 2004, the average revenue for the quarters ended December 31, March 31, June 30, and September 30 represented approximately 19%, 26%, 30%, and 25%, respectively, of our average annual revenues. With the exception of Florida, we generally realize significantly lower sales and higher levels of inventories and related short-term borrowings, in the quarterly periods ending December 31 and March 31. The onset of the public boat and recreation shows in January stimulates boat sales and allows us to reduce our inventory levels and related short-term borrowings throughout the remainder of the fiscal year.

Our business is also subject to weather patterns, which may adversely affect our results of operations. For example, drought conditions (or merely reduced rainfall levels) or excessive rain, may close area boating locations or render boating dangerous or inconvenient, thereby curtailing customer demand for our products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Hurricanes and other storms could result in disruptions of our operations or damage to our boat inventories and facilities, as was the case during fiscal 2004 when Florida and other markets were affected by four separate hurricanes. Although our geographic diversity is likely to reduce the overall impact to us of adverse weather conditions in any one market area, these conditions will continue to represent potential, material adverse risks to us and our future financial performance.

Environmental and other regulatory issues

Our operations are subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations. The adoption of additional laws, rules, and regulations could also have a material adverse effect on our business. Various federal, state, and local regulatory agencies, including the Occupational Safety and Health Administration, or OSHA, the United States Environmental Protection Agency, or EPA, and similar federal and local agencies, have jurisdiction over the operation of our dealerships, repair facilities, and other operations with respect to matters such as consumer protection, workers’ safety, and laws regarding protection of the environment, including air, water, and soil.

The EPA has various air emissions regulations for outboard marine engines that impose more strict emissions standards for two-cycle, gasoline outboard marine engines. Emissions from such engines must be reduced by approximately 75% over a nine-year period beginning with the 1998 model year. Costs of comparable new engines, if materially more expensive than previous engines, or the inability of our manufacturers to comply with EPA requirements, could have a material adverse effect on our business, financial condition, and results of operations.

Certain of our facilities own and operate USTs or ASTs for the storage of various petroleum products or other hazardous substances or wastes. USTs and ASTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading and remediation of contaminated soils and groundwater resulting from leaking USTs and ASTs. In addition, if leakage from company-owned or operated USTs and ASTs migrates onto the property of others, we may be subject to civil liability to third parties for remediation costs or other damages. Based on historical experience, we believe that our liabilities associated with UST and AST testing, upgrades, and remediation are unlikely to have a material adverse effect on our financial condition or operating results.

As with boat dealerships generally, and parts and service operations in particular, our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, storage, recycling, and disposal of these materials and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. We are also subject to laws, ordinances, and regulations and, in particular, the Comprehensive Environmental Response and Liability Act of 1980 and its state counterparts, governing investigation and remediation of contamination at facilities we own or operate or to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal.

We do not believe we have any material environmental liabilities or that compliance with environmental laws, ordinances, and regulations will, individually or in the aggregate, have a material adverse effect on our business, financial condition, or results of operations. However, soil and groundwater contamination has been known to exist at certain properties owned or leased by us. We have also been required and may in the future be required to remove aboveground and underground storage tanks containing hazardous substances or wastes. As to certain of our properties, specific releases of petroleum have been or may in the future be required to be remediated. Soil and groundwater at some of these properties are currently being monitored. The shareholders of the acquired dealers have indemnified us for specific environmental issues identified on environmental site assessments performed by us as part of the acquisitions, and we have indemnified some shareholders of the acquired dealers for certain environmental liabilities that may occur following our acquisitions of such dealers. We maintain insurance for pollutant cleanup and removal. The coverage pays for the expenses to extract pollutants from land or water at the insured property if the discharge, dispersal, seepage, migration, release, or escape of the pollutants is caused by or results from a covered cause of loss. We may also have additional storage tank liability insurance and coverage for liability in connection with off-site disposal where applicable. In addition, certain of our retail locations are located on waterways that are subject to federal or state laws regulating navigable waters (including oil pollution prevention), fish and wildlife, and other matters.

Two of the properties we own were historically used as gasoline service stations. Remedial action with respect to prior historical site activities on one of these properties has been completed, and the Florida Department of Environmental Protection is currently monitoring the other property. We, however, do not believe that these environmental issues will result in any material liabilities to us.

Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, thereby limiting future sales, which could adversely affect our business, financial condition, and results of operations.

Product liability

The products we sell or service may expose us to potential liabilities for personal injury or property damage claims relating to the use of those products. Historically, the resolution of product liability claims has not materially affected our business. Our manufacturers generally maintain product liability insurance, and we maintain third-party product liability insurance, which we believe to be adequate. However, we may experience legal claims in excess of our insurance coverage, and those claims may not be covered by insurance. Furthermore, any significant claims against us could adversely affect our business, financial condition, and results of operations and result in negative publicity. Excessive insurance claims also could result in increased insurance premiums.

Competition

We operate in a highly competitive environment. In addition to facing competition generally from recreation businesses seeking to attract consumers’ leisure time and discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space, and suitable retail locations. We rely to a certain extent on boat shows to generate sales. Our inability to participate in boat shows in our existing or targeted markets could have a material adverse effect on our business, financial condition, and results of operations.

We compete primarily with single-location boat dealers and, with respect to sales of marine equipment, parts, and accessories, with national specialty marine stores, catalog retailers, sporting goods stores, and mass merchants. Dealer competition continues to increase based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling boating accessories, are large national or regional chains that have substantial financial, marketing, and other resources. However, we believe that our integrated corporate infrastructure and marketing and sales capabilities, our cost structure, and our nationwide presence enable us to compete effectively against these companies. Private sales of used boats is an additional significant source of competition.

Properties

We lease our corporate offices in Clearwater, Florida. We also lease 44 of our retail locations under leases, many of which contain multi-year renewal options and, some of which grant us a first right of refusal to purchase the property at fair value. In all such cases, we pay a fixed rent at negotiated rates. In substantially all of the leased locations, we are responsible for taxes, utilities, insurance, and routine repairs and maintenance. We own the property associated with our 24 other retail locations.

The following table reflects the status, approximate size, and facilities of our various retail locations as of the date of this prospectus supplement.

	Owned	Square	Facilities	Operated
Location	or leased	footage(1)	at property	since(2)	Waterfront

Alabama
Gulf Shores	Third-party lease	4,000	Retail and service	1998	–

Arizona
Tempe	Company owned	34,000	Retail and service	1992	–

California
Newport Beach	Third-party lease	1,900	Retail only; 16 wet slips	2005	Newport Bay
Oakland	Third-party lease	17,700	Retail and service; 20 wet slips	1985	Alameda Estuary (San Francisco Bay)
Santa Rosa	Third-party lease	8,100	Retail and service	1990	–
Sacramento	Company owned	24,800	Retail and service	1995	–
Sacramento (River Bend)
(floating facility)	Third-party lease	500	Retail and service; 20 wet slips	1998	Sacramento River
San Diego	Third-party lease	9,500	Retail and service	2004	–
San Diego	Third-party lease	750	Retail and service; 12 wet slips	1997	Mission Bay
Tower Park (near
San Francisco)	Third-party lease	400	Retail only	1999	Sacramento River

Colorado
Denver	Third-party lease	16,400	Retail, service, and storage	2003	–
Grand Junction	Third-party lease	9,300	Retail, service, and storage	1986	–

Delaware
Bear	Third-party lease	5,000	Retail and service; 15 wet slips	1995	Between Delaware Bay and Chesapeake Bay

	Owned	Square	Facilities	Operated
Location	or leased	footage(1)	at property	since(2)	Waterfront

Florida
Cape Haze	Company owned	18,000	Retail, service,	1972	Intracoastal
			and storage;		Waterway
			8 wet slips
Clearwater	Company owned	42,000	Retail and service; 16 wet slips	1973	Tampa Bay
Cocoa	Company owned	15,000	Retail and service	1968	–
Coconut Grove	Third-party lease	2,000	Retail only; 24 wet slips	2002	Biscayne Bay
Dania	Company owned	32,000	Repair and service; 16 wet slips	1991	Port Everglades
Dania	Third-party lease	3,500	Retail only	2001	Port Everglades
Ft. Lauderdale	Third-party lease	2,400	Retail and service; 12 wet slips	1977	Intracoastal Waterway
Ft. Lauderdale	Third-party lease	3,800	Retail only; 4 wet slips	2002	Seminole River
Fort Myers	Third-party lease	8,000	Retail and service; 18 wet slips	1983	Caloosahatchee River
Ft. Walton Beach	Third-party lease	4,800	Retail only	2003	–
Key Largo	Third-party lease	750	Retail only	2002	–
Jacksonville	Third-party lease	1,000	Retail only; 7 wet slips	1995	St. Johns River
Miami	Company owned	7,200	Retail and service; 15 wet slips	1980	Intracoastal Waterway
Naples	Company owned	19,600	Retail and service; 14 wet slips	1997	Naples Bay
Palm Beach	Company owned	22,800	Retail and service; 8 wet slips	1998	Intracoastal Waterway
Pensacola	Third-party lease	24,300	Retail and service	1974	–
Pompano Beach	Company owned	23,000	Retail and service; 16 wet slips	1990	Intracoastal Waterway
Sarasota	Third-party lease	26,500	Retail, service,	1972	Sarasota Bay
			and storage;
			15 wet slips
Stuart	Company owned	22,400	Retail and service; 6 wet slips	2002	Intracoastal Waterway
Stuart	Company owned	6,700	Retail and service; 60 wet slips	1994	Intracoastal Waterway
Tampa	Company owned	13,100	Retail and service	1995	–
Venice	Company owned	62,000	Retail, service,	1972	Intracoastal
			and storage;		Waterway
			90 wet slips

	Owned	Square	Facilities	Operated
Location	or leased	footage(1)	at property	since(2)	Waterfront

Georgia
Altoona	Third-party lease	8,800	Retail and service; 4 wet slips	2002	Lake Altoona
Buford (Atlanta)	Company owned	13,500	Retail and service	2001	–
Cumming (Atlanta)	Third-party lease	13,000	Retail and service; 50 wet slips	1981	Lake Lanier
Forest Park (Atlanta)	Third-party lease	47,300	Retail, service, and storage	1973	–

Maryland
Baltimore	Company owned	19,800	Retail and service	1958	–
Chesapeake Bay	Company owned	28,400	Retail, service, and storage; 294 wet slips	1966	Gunpowder River

Minnesota
Bay Port	Third-party lease	450	Retail only; 10 wet slips	1996	St. Croix River
Oakdale	Third-party lease	18,500	Retail and service	1997	–
Rogers	Company owned	70,000	Retail, service, and storage	1991	–
Walker	Company owned	76,400	Retail, service, and storage	1989	–
Walker	Company owned	6,800	Retail and service; 93 wet slips	1977	Leech Lake

Nevada
Las Vegas	Company owned	21,600	Retail and service	1990	–

New Jersey
Brick	Company owned	20,000	Retail and service; 225 wet slips	1977	Manasquan River
Brant Beach	Third-party lease	3,800	Retail and service; 36 wet slips	1965	Barnegat Bay
Greenbrook	Third-party lease	18,500	Retail and service	1995	–
Jersey City	Third-party lease	500	Retail only; 6 wet slips	2000	Hudson River
Lake Hopatcong	Third-party lease	4,600	Retail and service; 80 wet slips	1998	Lake Hopatcong
Ship Bottom	Third-party lease	19,300	Retail and service	1972	–
Somers Point	Affiliate lease	31,000	Retail and service; 33 wet slips	1987	Little Egg Harbor Bay

North Carolina
Wrightsville Beach	Third-party lease	34,500	Retail, service, and storage	1996	Intracoastal Waterway

	Owned	Square	Facilities	Operated
Location	or leased	footage(1)	at property	since(2)	Waterfront

Ohio
Cleveland (Flats)	Third-party lease	19,000	Retail and service	1999	Lake Erie
Port Clinton	Third-party lease	63,700	Retail, service, and storage; 155 wet slips	1974	Lake Erie
Port Clinton	Third-party lease	93,300	Retail, service, and storage	1997	Lake Erie
Toledo	Third-party lease	12,200	Retail and service	1989	–

South Carolina
Myrtle Beach	Third-party lease	3,500	Retail only	1999	Coquina Harbor

Texas
Arlington	Third-party lease	31,000	Retail and service	1999	–
Houston	Third-party lease	10,000	Retail only(3)	1987	–
Houston	Third-party lease	10,000	Retail and service	1981	–
League City (floating facility)(4)	Third-party lease	800	Retail and service; 20 wet slips	1988	Clear Lake
Lewisville (Dallas)	Company owned	22,000	Retail and service	1992	–
Lewisville (Dallas) (floating facility)	Third-party lease	500	Retail only; 20 wet slips(5)	1994	Lake Lewisville
Seabrook	Company owned	32,000	Retail and service; 30 wet slips	2002	Clear Lake

Utah
Salt Lake City	Third-party lease	21,200	Retail and service	1975	–

(1) Square footage is approximate and does not include outside sales space or dock or marina facilities.

(2) Operated since date is the date the facility was opened by us or opened prior to its acquisition by us.

(3) Shares service facility located at the other Houston retail locations.

(4) We own the floating facility, however, the related dock and marina space is leased by us from an unaffiliated third party.

(5) Shares service facility located at the other Lewisville retail location.

Legal proceedings

We are involved in various legal proceedings arising out of our operations in the ordinary course of business. We do not believe that such proceedings, even if determined adversely, will have a material adverse effect on our business, financial condition, or results of operations.

Management

Directors and executive officers

The following table sets forth information concerning each of our directors and executive officers:

Name	Age	Position

William H. McGill Jr.	61	Chairman of the Board, President, Chief Executive Officer, and Director(1)(2)
Michael H. McLamb	39	Executive Vice President, Chief Financial Officer, Secretary, and Director
Kurt M. Frahn	36	Vice President of Finance and Treasurer
Jack P. Ezzell	34	Vice President, Chief Accounting Officer, and Controller
Edward A. Russell	44	Vice President
Michael J. Aiello	48	Vice President
Anthony M. Aisquith	37	Vice President
Robert D. Basham	56	Director(1)(3)(5)
Hilliard M. Eure III	68	Director(4)(5)
John B. Furman	60	Director(3)(4)
Robert S. Kant	60	Director(1)
Dean S. Woodman	76	Director(1)(3)(4)(5)

(1) Member of the 1998 Incentive Stock Plan Committee

(2) Member of the Employee Stock Purchase Plan Committee

(3) Member of the Compensation Committee

(4) Member of the Audit Committee

(5) Member of Nominating/ Corporate Governance Committee

William H. McGill Jr. has served as the Chief Executive Officer of MarineMax since January 23, 1998 and as the Chairman of the Board and as a director of our company since March 6, 1998. Mr. McGill served as the President of our company from January 23, 1998 until September 8, 2000 and re-assumed the position on July 1, 2002. Mr. McGill was the principal owner and president of Gulfwind USA, Inc., one of our operating subsidiaries, from 1973 until its merger with us.

Michael H. McLamb has served as Executive Vice President of our company since October 2002, as Chief Financial Officer since January 23, 1998, as Secretary since April 5, 1998, and as a director of our company since November  1, 2003. Mr. McLamb served as Vice President and Treasurer of our company from January 23, 1998 until October 22, 2002. Mr. McLamb, a certified public accountant, was employed by Arthur Andersen, LLP from December 1987 to December 1997, serving most recently as a senior manager.

Kurt M. Frahn has served as Vice President of Finance and Treasurer of our company since October 22, 2002. Mr. Frahn served as Director of Taxes and Acquisitions of our company from May 15, 1998 until October 22, 2002. Mr. Frahn was employed by Arthur Andersen, LLP from September 3, 1991 until May 15, 1998, serving most recently as a tax consulting manager.

Jack P. Ezzell has served as Vice President and Chief Accounting Officer of our company since October 22, 2002 and as Corporate Controller of our company since June 1, 1999. Mr. Ezzell served as Assistant Controller from January 13, 1998 until June 1, 1999. Mr. Ezzell, a certified public accountant, was employed by Arthur Andersen, LLP from August 1996 until January 1998, serving most recently as a senior auditor.

Edward A. Russell has served as Vice President of our company since October 22, 2002. Mr. Russell has served as the Regional Manager of our Florida operations since August 1, 2002. Prior to that, Mr. Russell served as the District President for our Central and West Florida operations from March 1998 until August 1, 2002. Mr. Russell was an owner and General Sales Manager of Gulfwind USA Inc., one of our operating subsidiaries, now called MarineMax of Central Florida, from 1984 until its merger with our company in March 1998.

Michael J. Aiello has served as Vice President of our company since October 22, 2002. Mr. Aiello has served as the Regional Manager of the state of New Jersey and surrounding areas since 1999 and was a principal owner and operator of Merit Marine Inc., one of our operating subsidiaries, now called MarineMax of Mid-Atlantic, from 1985 until its merger with our company in March 1999.

Anthony M. Aisquith has served as Vice President of our company since November 1, 2003. Mr. Aisquith has served as the Regional Manager of our Georgia, Carolinas, Texas, and California operations since August 1, 2000, March 1, 2002, March 15, 2003, and March 1, 2004, respectively. Mr. Aisquith previously served as the Store Manager of our Tampa, Florida location from October 1, 1997 until August 1, 2000 and as a salesperson in our Clearwater, Florida location from June 18, 1995 until October 1, 1997. Mr. Aisquith joined our company on June 18, 1995 after 10 years of experience in the auto industry.

Robert D. Basham has served as a director of our company since January 2002. Mr. Basham is a founder of Outback Steakhouse, Inc., where he has served as a director since its inception in 1987 and has been President and the Chief Operating Officer of Outback Steakhouse, Inc. since February 1991. Outback Steakhouse, Inc. operates more than 1,150 restaurants.

Hilliard M. Eure, III has served as a director of our company since December 2004. Mr. Eure was a member of the Board of Directors, Executive Committee, Audit Committee, and Chairman of the Board of Directors of WEDU, a public broadcasting station in west central Florida, from January 1991 through December 2001. He was also the part-time Chief Executive Officer of First Republic Corporation, a beer importer and distributing company, from January 1995 until June 1995. Mr. Eure was the Managing Partner of the Tampa Bay office of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until June 1993, an Audit Partner and Southeast Regional Recruiting Coordinator in the Atlanta office of KPMG from July 1976 until June 1977, and an Audit Partner in the Greensboro, North Carolina office of KPMG from July 1968 until June 1976. Mr. Eure is a director of WCI Communities, Inc., a New York Stock Exchange-listed home builder.

John B. Furman has served as a director of our company since February 2003. Mr. Furman has been President and Chief Executive Officer of GameTech International, Inc., a publicly traded company involved in interactive electronic bingo systems, since October 2004. Mr. Furman was a consultant to public and private companies, where he was primarily involved in product commercialization, business transactions, and financial restructurings, from February 2002 until October 2004. Mr. Furman served as President and Chief Executive Officer and a director of Rural/ Metro Corporation, a publicly held provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of

O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director of Smith & Wesson Holding Corporation, the world’s largest manufacturer of handguns whose stock is listed on the American Stock Exchange.

Robert S. Kant has served as a director of our company since August 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig since September 1999. Prior to that, Mr. Kant was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 18 years.

Dean S. Woodman has served as a director of our company since September 1999. Since July 1999, Mr. Woodman has served as a consultant to public and private companies specializing in financial assignments, private equity and debt placements, and mergers and acquisitions. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years, where he spent 16 years as director of West Coast corporate financing until 1978. Mr. Woodman serves as a director of Medallion Bank, a wholly owned subsidiary of Medallion Financial Corp., a publicly traded commercial finance company; SciClone Pharmaceuticals, Inc., a publicly traded biotechnology company; and Plan Express, Inc., a privately held provider of Web enabled reprographic and distribution services to the design and construction industry.

Underwriting

We and the selling stockholder are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table.

Name	Number of shares

J.P. Morgan Securities Inc.	1,430,600
Raymond James & Associates, Inc.	1,430,600

Total	2,861,200

The underwriters are committed to purchase all the common shares offered by us and the selling stockholder if they purchase any shares.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.9825 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 429,000 additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.6375 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per share	$1.6375	$1.6375
Total	$4,685,215	$5,387,703

We estimate that the expenses of this offering, including registration, filing and listing fees, printing fees, accounting expenses, and our legal expenses, but excluding the underwriting discounts and commissions, will be approximately $425,000. We and the selling stockholder will share, on a pro rata basis based on the respective number of shares of common stock sold in the offering, all expenses relating to the offering, except for legal expenses, which will be borne by the party incurring such expense.

A prospectus supplement and accompanying prospectus in electronic format may be made available by password on the internet site maintained by one or more underwriters, selling group members, or their affiliates, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus, or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters in its capacity as underwriter, and should not be relied upon by investors.

We and the selling stockholder have agreed that we will not for a period of 90 days after the date of this prospectus supplement (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc., other than the common stock to be sold in this offering and, with respect to MarineMax, Inc. only (a) any shares of our common stock issued upon the exercise of options granted under existing employee stock option plans, (b) grants by us of employee stock options or restricted stock pursuant to the terms of a plan in effect on the date of this prospectus supplement, (c) the filing by us of a registration statement with the Securities and Exchange Commission on Form S-8 relating to the offering of securities pursuant to the terms of a plan in effect on the date of this prospectus supplement, and (d) shares of our common stock (or options, warrants, or convertible securities in respect thereof) issued in connection with a bona fide merger or acquisition transaction provided that the common stock (or options, warrants, or convertible securities in respect thereof) so issued is subject to the lock-up restrictions described in the next paragraph.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, without the prior written consent of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc., no individual mentioned above, for a period of 90 days after the date of this prospectus supplement, will make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. The foregoing restrictions will not apply to (a) transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, (b) transfers of shares of our common stock as a bona fide gift, provided that (i) the recipient of the common stock agrees in writing with J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. to be bound by the lock-up restrictions described in this paragraph and (ii) neither the recipient nor any other party will be required to, nor will it voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with such transfer (other than a filing on Form 5 made after the expiration of the 90-day restricted period referred to above), (c) exercises of options to purchase shares of our common stock granted pursuant to MarineMax, Inc. or employee stock options in accordance with the terms of a plan in effect on the date of this prospectus supplement, and (d) dispositions by any director or executive officer (other than William H. McGill Jr.) of up to 50,000 shares of our common stock during the final 45 days of the 90-day restricted period referred to above, subject to a maximum disposition of an aggregate of 150,000 shares by all directors and executive officers.

The 90- and 45-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 90- or 45-day restricted periods, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90- or 45-day restricted periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-or 45-day period, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “HZO.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•  Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

•  Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of this offering that could adversely affect investors who purchase in this offering.

•  Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, or other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Robert S. Kant, a principal shareholder of Greenberg Traurig, P.A., has served as a director of our company since August 1998 and owns 30,772 shares of our common stock and holds options to purchase 27,000 shares of our common stock at various prices. Certain matters in connection with this offering will be passed on for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements of MarineMax, Inc. appearing in MarineMax, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2004, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where you can obtain additional information

This prospectus supplement constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933 with respect to the securities offered in this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus supplement. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained in this prospectus supplement concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. Through our website at www.MarineMax.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying prospectus. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at www.sec.gov.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

•  Annual Report on Form 10-K for the year ended September 30, 2004.

•  Current Report on Form 8-K dated December 13, 2004.

•  Proxy Statement filed with the SEC on December 27, 2004.

•  Quarterly Report on Form 10-Q for the period ended December 31, 2004.

•  The description of our common stock contained in the Registration Statement on Form 8-A (Registration No. 1-14173) declared effective by the SEC on June 1, 1998.

•  The description of our preferred share purchase rights relating to our common stock contained in the Registration Statement on Form 8-A (Registration No. 1-14173) declared effective by the SEC on September 5, 2001.

•  All documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before effectiveness of this registration statement, and after the date of this prospectus supplement and until all of the common stock registered under this prospectus supplement and the accompanying prospectus is sold (other than, in each case, the portions of those documents not deemed to be filed).

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

MarineMax, Inc.

Attention: Corporate Secretary
18167 U.S. Highway 19 North
Suite 300
Clearwater, Florida 33764
(727) 531-1700

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Prospectus

3,361,200 shares

Common stock

We and the selling stockholder may offer and sell from time to time up to 1,500,000 and 1,861,200 shares, respectively, of our common stock at prices and on terms to be determined at or prior to the time of sale. We will not receive any proceeds from any sale of shares by the selling stockholder.

We and the selling stockholder may offer and sell shares of our common stock, in the same offering or in separate offerings, to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our common stock and their compensation will be described in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “HZO.” We will make application to list any shares of common stock sold under this prospectus and any prospectus supplement on the New York Stock Exchange.

This prospectus may not be used to consummate a sale of our common stock unless accompanied by a supplement to this prospectus.

You should consider the risks that we have described in this prospectus and the prospectus supplement related to our common stock before you invest. See “Risk factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2005.

About this prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We and the selling stockholder are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date on their covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

i

Risk factors

Investing in our common stock involves a high degree of risk. Please see the risk factors described under the caption “Business—Risk factors” in our Annual Report on Form 10-K for the year ended September 30, 2004, which is incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement.

Where you can obtain additional information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Through our website at www.MarineMax.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus. You also may read and copy any document we file with the SEC at the SEC’s public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the shares offered hereby under the Securities Act of 1933. This prospectus does not contain all the information included in the registration statement. You may obtain the registration statement and exhibits to the registration statement as set forth above.

Forward-looking statements

This prospectus and each prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements.

Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed under “Business—Risk factors” in our Form 10-K for the year ended September 30, 2004. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not have any obligation to release updates or any changes in events, conditions, or circumstances on which any forward-looking statement is based or to conform those statements to actual results.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus the following documents:

•	Annual Report on Form 10-K for the year ended September 30, 2004.

•	Current Report on Form 8-K dated December 13, 2004.

•	Proxy Statement filed with the SEC on December 27, 2004.

•	The description of our common stock contained in the Registration Statement on Form 8-A (Registration No. 1-14173) declared effective by the SEC on June 1, 1998.

•	All documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before effectiveness of this registration statement, and after the date of this prospectus and until all of the common stock registered under this prospectus is sold.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

MarineMax, Inc.

Attention: Corporate Secretary
18167 U.S. Highway 19 North
Suite 300
Clearwater, Florida 33764
(727) 531-1700

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

Our company

We are the largest recreational boat dealer in the United States. Through 67 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas, and Utah, we sell new and used recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, yachts, and mega-yachts), ski boats, and fishing boats, with a focus on premium brands in each segment. We also sell related marine products, including engines, trailers, parts, and accessories. In addition, we arrange related boat financing, insurance, and extended service contracts; provide repair and maintenance services; offer boat and yacht brokerage services; and, where available, offer slip and storage accommodations.

Our principal executive offices are located at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764. Our telephone number at that address is (727) 531-1700.

Use of proceeds

Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of common stock offered hereby for general corporate purposes. Pending utilization of the net proceeds, we intend to use the net proceeds to repay short-term indebtedness under our credit facility. Our credit facility provides us with a line of credit with asset-based borrowing availability of up to $260 million for working capital and inventory financing, which is determined pursuant to a borrowing base formula. The credit facility accrues interest at a rate of LIBOR plus 175 to 260 basis points, which is determined in accordance with a Performance Pricing grid as defined in the credit facility and matures in December 2006, with two one-year renewal options remaining. The credit facility also permits approved-vendor floorplan borrowings of up to $20 million.

We will not receive any of the proceeds from any sale of shares of common stock hereunder by the selling stockholder.

Prospectus supplements

This prospectus provides you with a general description of the proposed offering of shares of our common stock. Each time that we or the selling stockholder sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus and should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can obtain additional information.”

The prospectus supplement to be attached to the front of this prospectus will describe the terms of any common stock that we or the selling stockholder offer and any initial offering price to the public in that offering, the purchase price and net proceeds that we or the selling stockholder will receive, and the other specific terms related to that offering of common stock.

Description of capital stock

We are authorized to issue 24,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of undesignated preferred stock, $.001 par value. At December 31, 2004, we had outstanding 15,846,329 shares of common stock and had reserved 2,509,385 shares of common stock for issuance with respect to options outstanding under various stock option plans. No shares of preferred stock were outstanding at that time. The following description of our capital stock is intended to be a summary and does not describe all provisions of our restated certificate of incorporation, as amended, our amended and restated bylaws, or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our restated certificate of incorporation, as amended, our amended and restated bylaws, and the Rights Agreement dated August 28, 2001 between us and American Stock Transfer & Trust Company. Reference also is made to our Registration

Statement on Form 8-A (Registration No. 1-14173) and Annual Report on Form 10-K for the year ended September 30, 2004.

Common stock

Holders of shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefor, subject to the prior dividend rights of any shares of preferred stock from time to time outstanding.

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any shares of preferred stock then outstanding, holders of shares of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not entitled to pre-emptive rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

Preferred stock

Our restated certificate of incorporation, as amended, authorizes our board of directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and to fix the designations, powers, preferences, and the relative participating, optional, or other rights of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on which our securities are then quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted.

Our board of directors has adopted a stockholders’ rights plan. Under the plan, we issued a dividend of one preferred share purchase right, or right, for each share of common stock of our company held by stockholders of record as of the close of business on September 7, 2001. Each right entitles stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock of our company at an exercise price of $50.00 per share, subject to adjustment. The plan was not adopted in response to any specific takeover threat. The plan, however, was designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of our company and to guard against coercive or unfair tactics to gain control of our company without paying all stockholders a premium for that control.

Selling stockholder

The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of the date of this prospectus. Because the selling stockholder may sell none, all, or a portion of the shares held pursuant to this prospectus, no meaningful estimate can be given as to the amount or percentage of shares that will be held by the selling stockholder after completion of any offering by the selling stockholder. The selling stockholder has sole voting and investment power with respect to all shares of common stock beneficially owned.

	Shares beneficially
	owned		Number of
			shares registered under
Name	Number	Percent	this prospectus

BCMM Holdings, Inc.(1)	1,861,200	11.8%	1,861,200

(1) BCMM Holdings, Inc. is a wholly owned subsidiary of Brunswick Corporation. BCMM Holdings, Inc. and Brunswick Corporation maintain their principal executive offices at 1 North Field Court, Lake Forest, Illinois 60045.

Through operating subsidiaries, we are a party to various dealer agreements with Brunswick. We are the nation’s largest retailer of Sea Ray, Boston Whaler, Meridian, and Hatteras recreational boats and yachts, all of which are manufactured by Brunswick. Sales of new Brunswick boats accounted for approximately 60% of our revenue in fiscal 2004. We believe our sales represented in excess of 10% of all Brunswick marine sales, including 34% of its new Sea Ray boat sales, during our 2004 fiscal year. For a further discussion of the business relationship between Brunswick and us, see Item 1, “Business” of our Annual Report on Form 10-K for the year ended September 30, 2004.

Brunswick acquired the shares at the time of our initial public offering in 1998. Brunswick informed us that it desired to sell the shares to raise funds for general corporate purposes, including possible acquisitions. Brunswick also informed us that its desire to sell the shares is not an indication of a change in its business relationship with us. We and Brunswick are currently exploring possible ways to expand that business relationship in the future. Although we had the right to purchase the shares from Brunswick, we agreed to file the registration statement of which this prospectus forms a part to facilitate Brunswick’s sale of the shares and thereby increase the public float of our common stock.

Plan of distribution

We and the selling stockholder may sell the shares of common stock described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers,

•	directly to one or more purchasers,

•	through agents, or

•	through a combination of any of those methods of sale.

The prospectus supplement with respect to the offered shares of common stock will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents,

•	the name of the selling stockholder,

•	the number of shares being sold by us and the selling stockholder,

•	any initial public offering price,

•	the proceeds to us from such sale,

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the shares may be listed.

We and the selling stockholder may distribute the shares from time to time in one or more of the following ways:

•	at a fixed public offering price or prices, which may be changed,

•	at prices relating to prevailing market prices at the time of sale,

•	at varying prices determined at the time of sale, or

•	at negotiated prices.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers, or agents may be considered to be underwriters under the Securities Act of 1933. As a result, discounts, commissions, or profits on resale received by underwriters, dealers, or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer, or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with any offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over- allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of any offering that could adversely affect investors who purchase in that offering.

•	Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments they may be required to make in respect of these liabilities thereof. Underwriters, dealers, and agents and their affiliates may be customers of, may engage in transactions with, or perform services for us in the ordinary course of business for which they receive compensation.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Robert S. Kant, a principal shareholder of Greenberg Traurig, P.A., has served as a director of our company since August 1998 and owns 30,436 shares of our common stock and holds options to purchase 26,000 shares of our common stock at various prices.

Experts

The consolidated financial statements of MarineMax, Inc. appearing in MarineMax, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2004, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

2,861,200 shares

Common stock

Prospectus supplement

JPMorgan	RAYMOND JAMES

February 16, 2005

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.